UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Sunoco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunoco, Inc. 1735 Market Street, Suite LL Philadelphia, PA 19103-7583

NOTICE OF ANNUAL MEETING

Dear Sunoco Shareholder:

On Thursday, May 7, 2009, Sunoco, Inc. will hold its 2009 Annual Meeting of Shareholders at the Moore College of Art & Design, Stewart Auditorium, 20th Street and the Parkway, Philadelphia, PA. The meeting will begin at 9:30 a.m.

Only shareholders who owned stock at the close of business on February 9, 2009 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

1.	Election of a Board of Directors;

2.	Approval of the amended and restated Sunoco, Inc. Retainer Stock Plan for Outside Directors;

3.	Ratification of the appointment of our independent registered public accounting firm for the fiscal year 2009; and

4.	Any other business properly presented at the meeting.

At the meeting we will also report on Sunoco’s 2008 business results and other matters of interest to shareholders.

Your Board of Directors recommends that you vote in favor of proposals 1 through 3 above, which are further described in this proxy statement. This proxy statement also outlines certain corporate governance practices at Sunoco, discusses our compensation philosophy and practices, and describes the Audit Committee’s recommendation to the Board regarding our 2008 financial statements. We encourage you to read these materials carefully.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote promptly.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our shareholders is March 17, 2009, and the attached proxy statement, together with the 2008 Annual Report on Form 10-K, will be made available to our shareholders on that same date. At that time we will also begin mailing paper copies of our proxy materials to shareholders who requested them. For further information about Sunoco, please visit our web site at www.SunocoInc.com.

By Order of the Board of Directors,

ANN C. MULÉ

CHIEF GOVERNANCE OFFICER, ASSISTANT GENERAL COUNSEL

AND CORPORATE SECRETARY

MARCH 17, 2009

Important notice regarding availability of proxy materials

for Sunoco’s 2009 Annual Meeting of Shareholders

to be held on May 7, 2009.

The proxy statement and 2008 Annual Report on

Form 10-K are also available for viewing at

http://www.edocumentview.com/SUN

PROXY STATEMENT

Questions and Answers

1.	Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
A:	Pursuant to new rules adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to the shareholders on the Internet rather than mailing paper copies to each shareholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice, in the mail, you will not receive a paper copy of these materials unless you request to receive paper copies. All shareholders will have the ability to access the proxy materials. Instructions on how to do so or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail on an ongoing basis. The Notice will also instruct you on how you may vote your shares, and how you may access your proxy card to vote over the Internet. We believe that this new process will reduce the environmental impact and lower the Company’s costs of printing and distributing our proxy materials.

2.	Q:	Who is entitled to vote?
A:	Shareholders as of the close of business on the record date, February 9, 2009, are entitled to vote at the Annual Meeting.

3.	Q:	How do I cast my vote?
A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a bank, broker or other nominee);
(2)	the Internet, at the address provided on the Notice, or on each proxy or vote instruction card;
(3)	marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR proposals 1 through 3; or
(4)	attending the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank or other nominee).

For voting procedures for shares held in the Sunoco, Inc. Capital Accumulation Plan, or SunCAP, Sunoco’s 401(k) Plan for employees, see Question 9.

If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the Notice of Internet Availability of Proxy Materials or on the proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern U.S. Time, May 6, 2009. Voting instructions from SunCAP participants must be received no later than 9:30 a.m. Eastern U.S. Time on May 5, 2009.

4.	Q:	How do I revoke or change my vote?
A:	You may revoke or change your vote by:

(1)	notifying Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, or CGO, or Sunoco’s designated agent, Computershare Investor Services, or Computershare, in writing at any time before the meeting at P.O. Box 43078, Providence, RI 02940-3078 (if by regular mail) or at 250 Royall Street, Canton, MA 02021 (if by overnight delivery);
(2)	submitting a later-dated proxy by mail, telephone, or via the Internet; or
(3)	voting in person at the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank, or other nominee).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

5.	Q:	Who will count the vote?
A:	Representatives of Computershare, an independent tabulator, will count the vote and act as the judge of election.

6.	Q:	Is my vote confidential?
A:	Proxy cards, vote instruction cards, telephone and Internet voting reports, ballots and voting tabulations that identify individual shareholders are returned directly to Computershare and are handled in a manner designed to protect your voting privacy. As a registered shareholder, SunCAP participant or Non-Objecting Beneficial Owner, your vote will not be disclosed to Sunoco except: (1) as needed to permit Computershare to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy or vote instruction card or elsewhere will be forwarded to Sunoco, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

7.	Q:	What does it mean if I get more than one proxy or vote instruction card?
A:	If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or vote instruction cards received) to ensure that all of your shares are voted.

8.	Q:	How many shares can vote?
A:	As of the February 9, 2009 record date, 116,878,188 shares of Sunoco common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held as of the record date.

9.	Q:	How is Sunoco common stock in SunCAP voted?
A:	If your shares of Sunoco common stock are held in custody for your account by the Vanguard Fiduciary Trust Company, or Vanguard, as trustee for SunCAP, you may vote by instructing Vanguard how to vote your shares pursuant to the vote instruction card that is mailed to you with this proxy statement. If you do not provide voting instructions, or provide unclear voting instructions, then Vanguard will vote the shares in your SunCAP account in proportion to the way the shares of Sunoco common stock are voted by the other SunCAP participants. Voting instructions from SunCAP participants are maintained in the strictest confidence and will not be disclosed to Sunoco except as set forth in those limited circumstances discussed in the answer to Question 6, which apply to all shareholders.

10.	Q:	What is a “quorum”? What are the voting requirements to elect directors and to approve any other proposals discussed in the proxy statement?
A:	A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the meeting to be held. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

Abstentions: Abstentions and withhold votes are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHOLD vote is the same as an abstention. Abstentions and withhold votes are counted as shares present and entitled to be voted.

Broker Non-Votes: Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks the authority to vote the shares at his/her discretion. Brokers normally have discretion to vote on routine matters, such as uncontested director elections and ratification of independent public accounting firms, but not on non-routine matters, such as shareholder proposals. If a broker has authority to vote the shares at his/her discretion without voting instructions from the shareholder on a matter, and the broker votes the shares on the matter and the matter is not a procedural motion, the shares will be deemed present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other matter. Broker non-votes will not affect the outcome of any of the matters being voted upon at this meeting, since they are not counted as shares present and entitled to be voted.

You may vote FOR or WITHHOLD with respect to the election of directors. Sunoco’s Bylaws set forth the procedures if a director-nominee does not receive at least a majority of votes cast at a meeting for election of directors where a quorum is present. In an uncontested election, if an incumbent nominee for director does not receive at least a majority of the votes cast at a meeting at which a quorum is present and no successor has been elected, the director must tender his or her resignation to the Board. In an uncontested election, if a nominee who is not an incumbent does not receive at least a majority of the votes cast, the nominee will be deemed to have been elected and to have immediately resigned. For this purpose, “Majority of Votes Cast” means the number of shares FOR a director’s election exceed 50% of the number of votes cast with respect to the director’s election. Votes cast include votes to withhold authority and exclude abstentions with respect to that director’s election (to the extent abstentions are permitted). For an incumbent director, the Governance Committee will evaluate the tendered resignation and make a recommendation to the Board. The Board will act on the tendered resignation and publicly disclose its decision within 90 days after the certification of the election results. If the incumbent director’s resignation is not accepted by the Board, such director will continue to serve: (i) until the next annual meeting; (ii) until his successor is duly elected; or (iii) his earlier resignation or removal. If the director’s resignation is accepted by the Board, the Board may fill the resulting vacancy pursuant to Sunoco’s Bylaws. Full details of these procedures are set forth in Sunoco’s Bylaws. Proposals 2 and 3 must receive more than 50% of the votes cast at the meeting to be adopted.

11.	Q:	Who can attend the Annual Meeting and how do I get a ticket?
A:	All shareholders who owned shares on February 9, 2009 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If your shares are held through a broker and you would like to attend, please write to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

12.	Q:	How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the 2009 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card, or your authenticated Internet or telephone proxy, gives authority to Lynn L. Elsenhans, Sunoco’s Chairman, Chief Executive Officer and President, and Ann C. Mulé, Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, to vote on such matters at their discretion.

13.	Q:	If I am receiving multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
A:	With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Sunoco shareholders reside if we believe they are members of the same family. Each consenting shareholder would continue to receive a separate notice of annual meeting and proxy card. This procedure, referred to as “householding,” would reduce the volume of duplicate information you receive, and would also reduce the Company’s printing and mailing costs. If you are an eligible shareholder and would like to receive only one copy of the proxy statement and annual report, please indicate that on your proxy or vote instruction card, on the Internet site, or by telephone; or contact our transfer agent, Computershare Investor Services, by calling 800-888-8494 or by written request to P.O. Box 43078, Providence, RI 02940-3078. Your consent will remain in effect until Sunoco receives contrary instructions from you or other shareholders in your household. Should you revoke your consent, Sunoco will begin sending individual copies of the proxy statement and annual report to you within 30 days of your revocation. Also, if you would like to obtain a separate copy of the proxy statement or annual report, you may direct your request to the address above, or you may call 800-888-8494. If you hold your shares in street name, please contact your broker, bank or other nominee.

14.	Q:	I have Sunoco shares that are held in street name, as do others in my household. We received only one copy of the proxy statement and annual report. What should I do if I would like additional copies of these materials?
A:	Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (see the answer to Question 13). If your family holds Sunoco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker, bank or other nominee. If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker, bank or other nominee. If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker, bank or other nominee.

15.	Q:	Does any shareholder own 5% or more of Sunoco’s common stock?
A:	FMR LLC, State Street Bank and Trust Company, T. Rowe Price Associates, Inc. and UBS AG (for the benefit of and on behalf of UBS Global Asset Management (Americas), Inc., a division of UBS AG) have reported the following ownership of Sunoco’s common stock, as of December 31, 2008. The information below is based on the most recent Schedules 13G filed with the Securities and Exchange Commission, or SEC, except as otherwise known by the Company.

Shareholder Name and Address	Shares		Percent of Outstanding Shares

FMR LLC
82 Devonshire Street	9,878,186	[1]	8.5%
Boston, MA 02109

State Street Bank and Trust Company
One Lincoln Street	9,115,123	[2]	7.8%
Boston, MA 02111

T. Rowe Price Associates, Inc.
100 E. Pratt Street	11,186,060	[3]	9.6%
Baltimore, MD 21202

UBS AG (for the benefit of and on behalf of UBS Global Asset Management (Americas) Inc., division of UBS AG) Bahnhofstrasse 45	7,489,708	[4]	6.4%
P.O. Box CH-8021 Zurich, Switzerland

NOTES TO TABLE:

[1]

According to a Schedule 13G dated February 16, 2009 filed with the SEC, FMR LLC is a parent holding company, and holds sole voting power over 439,628 shares and sole power to dispose or direct the disposition of 9,878,186 shares. Edward C. Johnson III serves as Chairman of FMR LLC. Members of the Edward C. Johnson III family own shares of common stock representing approximately 49% of the voting power of FMR LLC. Mr. Johnson and members of his family may be deemed to form a controlling group with respect to the common voting stock of FMR LLC. Of these 9,878,186 shares of common stock, 9,208,845 shares are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly owned subsidiary of FMR LLC. Mr. Johnson and FMR LLC, through its control of Fidelity Management & Research Company, each has sole dispositive power with respect to these shares. Pyramis Global Advisors, LLC beneficially owns 591,021 shares. Mr. Johnson and FMR LLC through its control of Pyramis, each has sole dispositive power over 591,021 shares and sole power to vote or to direct the voting of 361,021 shares owned by the institutional accounts managed by Pyramis. Strategic Advisers, Inc. beneficially owns 1,090 shares; and FIL Limited 77,230 shares. FMR and FIL Limited are of the view that they are not acting as a “group” for purposes of Section 13(d) and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation. The information contained in this footnote is derived from information contained in the Section 13G filed by FMR LLC with the SEC referred to herein.

[2]

According to a Schedule 13G dated February 17, 2009 filed with the SEC, State Street Bank and Trust Company, acting in various fiduciary capacities, holds sole voting power over 6,429,962 shares and shared dispositive power over 9,115,123 shares.

[3]

According to a Schedule 13G dated February 13, 2009 filed with the SEC, T. Rowe Price Associates, Inc., as an investment advisor, holds sole voting power over 2,700,640 shares and sole dispositive power over 11,186,060 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities.

[4]

According to a Schedule 13G dated February 6, 2009 filed with the SEC, UBS Global Asset Management (Americas) Inc., a division of UBS AG, and its subsidiaries and affiliates beneficially owns the shares on behalf of its clients, and holds sole voting power over 6,665,244 shares and shared dispositive power over 7,489,708 shares.

16.	Q:	When are the shareholder proposals (other than a nomination for Election to the Board of Directors) for the 2010 Annual Meeting due?
A:	To be considered for inclusion in next year’s proxy statement, all shareholder proposals (other than a nomination for election to the Board of Directors) must be submitted in writing to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583 by November 17, 2009.

Additionally, Sunoco’s advance notice bylaw provisions require that if a shareholder proposal (other than a nomination for election to the Board of Directors) is not to be included in the proxy statement, but instead is to be presented from the floor of the 2010 Annual Meeting or otherwise, that proposal must be submitted in writing to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, at the above address, no earlier than December 1 and no later than December 31 prior to the annual meeting of shareholders at which the proposal is to be presented. However, if the date of the annual meeting is after April 30 of any year, such written notice must be delivered at least 90 days but not more than 120 days prior to the annual meeting. This written notice must be accompanied by:

•	the name, residence and business addresses of the proposing shareholder;

•	text of the proposal to be presented;

•	a brief written statement of the reasons for the shareholder’s support of the proposal;

•

a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker, bank or other nominee and the number of shares held as well as a description (including type, amount, and how held) of any other ownership interests in Sunoco held by such shareholder, including derivatives, hedged positions and other economic or voting interests;

•	a representation that the shareholder is entitled to vote, and intends to appear in person or by proxy, at the 2010 Annual Meeting to present the proposal;

•	a representation as to whether such shareholder intends to deliver a proxy statement regarding such proposal to be presented to the other shareholders of Sunoco; and

•	a detailed description of any material interest of such shareholder in the proposal.

A proposal may be presented from the floor only after Sunoco’s Chairman has determined that it is a proper matter for consideration under our bylaws. Additionally, if the Board of Directors, after affording the shareholder a reasonable opportunity to cure any deficiency which the Board of Directors identifies in the original notice, determines that notice of a proposal was not effected in accordance with the foregoing procedure, then such proposal shall not be eligible for consideration at the meeting and such determination shall be conclusive and binding upon Sunoco and its shareholders.

17.	Q:	What is Sunoco’s process for nominating director candidates?
A:	All of Sunoco’s directors are elected each year by its shareholders at the annual meeting of shareholders. The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of shareholders. The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors of the Company, as well as by shareholders. The Governance Committee is comprised entirely of independent directors, as defined in the New York Stock Exchange Listing Standards and Sunoco’s Categorical Standards of Independence. The Governance Committee does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. The Governance Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate’s education, experience, independence and other relevant factors, as described below and in the Governance Committee Charter which can be found on Sunoco’s web site at www.SunocoInc.com. The full Board reviews and has final approval authority on all potential director candidates being recommended to the shareholders for election. See the answer to Question 18 regarding the process for shareholder nominations of director candidates.

The Governance Committee and the full Board of Directors considers, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

•	A director is nominated based on his or her professional experience. He or she should be accomplished and have recognized achievements in his or her respective field.

•	A director should have relevant education, expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	A director should possess high personal and professional ethics, integrity and values.

•	A director must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind.

•	A director must be willing to devote sufficient time and effort to carrying out his or her duties and responsibilities effectively.

•	Except for the Chairman and Chief Executive Officer, all of the directors should be “independent,” as outlined in Sunoco’s Categorical Standards of Independence.

•	A director should have the ability to work effectively with others.

•

The Board generally seeks active or former chief executive officers or senior level executives of public companies, or leaders of major complex organizations, with experience at a strategy/policy setting level or with high level management experience.

•	The Board seeks qualified individuals who, taken together, represent a diversity of skills, backgrounds and experience, including ethnic background, gender and professional experience.

•

The Board, through the Governance Committee, assesses which functional skills or areas of expertise are needed to round out the existing collective strengths of the Board as part of its director selection process.

The Governance Committee, in order to identify and recommend to the full Board qualified individuals as potential director candidates, has developed the following process:

•	The Governance Committee develops and maintains a list of potential candidates for board membership, which is periodically reviewed and updated by the Governance Committee.

•	Governance Committee members and other directors, as well as shareholders, can recommend potential candidates.

•	The qualifications and other criteria of all prospective candidates are reviewed to determine if a candidate is suitable for board membership.

•

If a candidate is suitable, a more detailed review is performed, which includes a detailed diligence review, as well as a review of the individual’s educational expertise, other current directorships and any other public information available.

•	If a candidate receives unanimous approval by the Governance Committee, the candidate will be recommended to the Board for approval prior to any discussion with the proposed candidate.

•

Depending on the current composition of the Board and its size, a potential candidate approved by the Board will be contacted and interviewed by the Chair of the Governance Committee, other directors, as well as the CEO. Depending on the results of the interview, a position on the Board may be extended.

18.	Q:	Can a shareholder nominate someone to be a director of Sunoco?
A:	As a shareholder, you may recommend any person as a nominee for director of Sunoco for consideration by the Governance Committee by submitting in writing the name and supporting information to the Governance Committee of the Board of Directors, c/o the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, at Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. To be considered at the 2010 Annual Meeting, any shareholder recommendations of potential director nominees (whether the proposed nomination is intended to be included in Sunoco’s proxy statement or presented from the floor of the annual meeting) must be received no earlier than December 1 and no later than December 31 prior to the annual meeting at which such nomination is intended to be considered. However, if the date of the annual meeting is after April 30 of any year, such proposal must be submitted in writing at least 90 days but not more than 120 days prior to the annual meeting. The proposal must be accompanied by:

•	the name, residence and business addresses of the nominating shareholder;

•

a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker, bank or other nominee and the number of shares held, the length of time such shares have been held, and a representation that the shareholder intends to hold such shares through the date of the 2010 Annual Meeting;

•

a description (including type, amount, and how held) of any other ownership interests in Sunoco held by such shareholder, including derivatives, hedged positions and other economic or voting interests;

•	a representation that the shareholder intends to appear in person or by proxy at the 2010 Annual Meeting to nominate the individual(s), if the nominations are to be made at a meeting of shareholders;

•	a representation as to whether the shareholder intends to deliver a proxy statement to Sunoco’s other shareholders;

•	information regarding each nominee which would be required to be included in a proxy statement;

•	a description of all arrangements or understandings between and among the shareholder and each and every nominee;

•

a representation by each nominee providing that such nominee does not and will not have any undisclosed voting commitments or other arrangements with respect to such nominee’s actions as a director; and

•	the written consent of each nominee to serve as a director, if elected.

19.	Q:	How can shareholders communicate with Sunoco’s directors? How can interested persons with concerns communicate with Sunoco’s directors?
A:	Sunoco’s Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with the Presiding Director, any committee chairperson, any of Sunoco’s directors, or the Board of Directors by writing to the director, the Presiding Director, committee chairperson or the Board in care of Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, at Sunoco, Inc., 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Communications received are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate Committee chairperson or to all non-management directors.

There were no material actions taken by the Board of Directors during 2008 as a result of communications from shareholders.

Interested persons with concerns may communicate issues to Sunoco’s non-management directors by calling Sunoco’s toll-free, confidential Employee and Compliance Hotline at 1-800-228-5687. The hotline is available 24 hours a days, seven days a week.

20.	Q:	How much will this proxy solicitation cost?
A:	Sunoco bears the cost of soliciting your vote. Morrow & Co., Inc. was hired by Sunoco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $10,000, plus estimated out-of-pocket expenses of $8,500. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

21.	Q:	Who is soliciting my vote?
A:	Your vote is being solicited by the Board of Directors of Sunoco, Inc. for the 2009 Annual Meeting of Shareholders to be held on Thursday, May 7, 2009 at 9:30 a.m.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than 10% of Sunoco’s common stock to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Sunoco believes that during 2008 all SEC filings of its officers and directors complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required.

GOVERNANCE OF THE COMPANY

Governance Matters

Director Independence

Except for the Chairman and Chief Executive Officer, or CEO, all of Sunoco’s current directors are independent as defined by the New York Stock Exchange, or NYSE, Corporate Governance Listing Standards, as amended, and by the Company’s Categorical Standards of Independence, or the Standards, which were recommended by the Governance Committee and adopted by the Board of Directors. The Standards specify the criteria by which the independence of Sunoco’s directors will be determined.

The Standards are described in detail below. In addition, the full text of the Standards is included in Sunoco’s Corporate Governance Guidelines, a copy of which can be found on Sunoco’s web site at www.SunocoInc.com. A printed copy of Sunoco’s Corporate Governance Guidelines, including the Standards, is available upon request.

When making an independence determination, the Board endeavors to consider all relevant facts and circumstances. In accordance with the Standards, an independent director must be determined by the Board to have no material relationship with the Company other than as a director.

Sunoco’s Categorical Standards of Independence:    To be considered “independent”, a director must be determined by resolution of the full Board, after due deliberation, to have no direct or indirect material relationship with the Company. In making this determination, the Board, through its Governance Committee, considers all relevant facts and circumstances, and applies the following standards to assist the Board when assessing the independence of a director:

a.	A director will not be considered “independent” if:

•	the director is, or within the last three years was, employed by the Company or any of its subsidiaries;

•	an immediate family member of the director is, or has been within the last three years, employed by the Company as an executive officer;

•	the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided it is not contingent on continued service);

•	an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided it is not contingent on continued service);

•	the director is a current partner or employee of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor; or the director was, within the last three years, a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	an immediate family member of the director is a current partner of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor; or an immediate family member of the director is now, or was, within the last three years, a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•	an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount, which, in any of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of either company; or

•	if a director is an executive officer of a tax-exempt organization, and the Company or The Sunoco Foundation made, within the preceding three years, discretionary contributions that in any single fiscal year were less than the greater of $1 million or 2% of the tax-exempt organization’s consolidated gross revenues, as determined from the tax-exempt organization’s latest publicly available financial information.

c.	The following relationships are not material and do not impair a director’s independence:

•	a director or his immediate family members purchasing gasoline, heating oil, or other products or services of the Company, all on terms and conditions similar to those available to Company employees or other third parties (including, but not limited to, prices and discounts).

d.	An Audit Committee member may not have a direct or indirect financial relationship with the Company or any of its subsidiaries (i.e., accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

e.	An Audit Committee member may not be an “affiliated person” of the Company or any of its subsidiaries. “Affiliated person” is defined in Rule 10A-3 of the Securities Exchange Act of 1934 to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

f.	With respect to any relationship not covered by paragraphs “a”, “b” and “c” above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth in paragraphs “a” and “b” above. The Company will describe and explain in the next proxy statement the basis for any determination by the Board of Directors that a relationship is not material despite the fact that it does not meet the categorical standards set forth in paragraph “b” above. The Company will also disclose and explain the basis for any determination of independence for a director that does not meet the criteria in paragraphs “a” and “b” above.

In making these independence determinations, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors or their immediate family members are or have been officers (Messrs. Jones and Rowe), or at which our directors are current directors (Messrs. Darnall and Edwards, Ms. Fairbairn, Ms. Greco, Messrs. Gerrity, Jones, Kaiser, Ratcliffe, Rowe and Wulff). In each case, the amount of transactions, if any, with these companies in each of the last three years was under the thresholds set forth in the Standards. The Board also considered charitable contributions made by the Company or The Sunoco Foundation to not-for-profit organizations of which our directors are executive officers or directors, if any, and no contributions exceeded the thresholds set forth in the Standards.

In accordance with the Standards, the Board undertook its annual review of director independence. As provided in the Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. Pursuant to the Standards and a review of relevant facts and circumstances, the Board has affirmatively determined that all the directors, with the exception of Lynn L. Elsenhans, Sunoco’s Chairman, Chief Executive Officer and President, are independent. The directors determined to be independent are: Robert J. Darnall, Gary W. Edwards, Ursula O. Fairbairn, Thomas P. Gerrity, Rosemarie B. Greco, John P. Jones, III, James G. Kaiser, R. Anderson Pew, G. Jackson Ratcliffe, John W. Rowe and John K. Wulff.

The NYSE Corporate Governance Listing Standards require that the Audit, Compensation and Governance Committees of the Board of Directors must be composed entirely of independent directors. The members of each of these committees are identified in the table in “Board and Committees” on page 19 of this proxy statement. As noted above, all of these directors have been determined to be independent as defined by the NYSE Corporate Governance Listing Standards and Sunoco’s Categorical Standards of Independence. The Audit Committee members are also independent as defined in the rules and regulations of the Securities and Exchange Commission.

Certain Relationships and Related Transactions

The Board approved a written policy and procedures for the review, approval or ratification of related person transactions, the Related Person Transactions Policy. The policy applies to Interested Transactions with a Related Person. For purposes of the policy, “Interested Transaction” includes a transaction, arrangement or relationship, or series of similar transactions, with an aggregate amount involved exceeding $100,000, in which the Company is a participant and a Related Person has a direct or indirect interest. “Related Person” includes a director, director nominee, executive officer, greater than 5% beneficial owner, or an immediate family member of the preceding group. The policy provides that the Governance Committee will review the material facts of Interested Transactions that require the Committee’s approval and will approve, disapprove or ratify the entry into the transaction.

Under the policy, certain Interested Transactions have standing pre-approval. These include: employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; employment of an immediate family member with compensation less than $120,000; director compensation that is disclosed in the proxy statement; transactions with companies where the business is less than the greater of $1 million or 2% of the other company’s total revenues; certain charitable contributions; regulated transactions; certain banking services; and certain transactions available to all employees or third parties generally.

The Board, through its Governance Committee, in accordance with the Related Person Transaction Policy, has carefully reviewed certain business or other relationships that Sunoco maintains with entities with which certain officers, directors, and immediate family members are affiliated, and has concluded that they relate to activities conducted in the normal course of business or that they are not material, and that none requires additional disclosure other than the following: an immediate family member (not living in the same household) of Vincent J. Kelley, an executive officer, was employed by Sunoco in a non-executive position at an annual compensation (salary and bonus) in 2008 of $122,900. This compensation is commensurate with other jobs in that grade level. This employment relationship existed prior to the time that Mr. Kelley became an executive officer of Sunoco, and this position does not report into Mr. Kelley’s business unit.

An affiliate of Sunoco’s SunCoke Energy, Inc. subsidiary entered into a transaction with United States Steel, whereby United States Steel will purchase furnace coke for its Granite City Works steel plant. It is anticipated that the supply and purchase obligations will become effective upon completion of a new cokemaking facility being built by the SunCoke affiliate adjacent to the Granite City Works steel plant. Mr. Drosdick, retired Chief Executive Officer and retired non-executive Chairman and Director, and Mr. Darnall serve on the Board of United States Steel. Sunoco’s Board determined that Mr. Drosdick and Mr. Darnall do not have any direct or indirect material interest in this transaction. In addition, the amount of payments to be made by United States Steel in connection with this transaction are expected to be significantly less than 2% of United States Steel’s gross annual revenues.

Annual Meetings

For the last eleven years, Sunoco’s annual meetings of shareholders have been held in Philadelphia, PA where Sunoco’s corporate headquarters and several major operating facilities are located. The meetings are always live, in-person meetings. The polls remain open during the meetings until shareholders have had the opportunity to ask questions about the items being voted on. In addition, after the business portion of the meeting, a question-and-answer period is held during which shareholders can ask questions on any matters. It is the Company’s policy that the directors who are up for election at the annual meeting attend the annual meeting. All nominees for election at the 2009 Annual Meeting of Shareholders attended the 2008 Annual Meeting, except for Ms. Elsenhans since she did not join Sunoco and become a director until August 2008.

Code of Business Conduct and Ethics

Sunoco, Inc. has a Code of Business Conduct and Ethics, or Code of Ethics, which applies to all officers, directors and employees including the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions. Sunoco intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions.

A copy of the Code of Ethics can be found on Sunoco’s web site (www.SunocoInc.com), and a printed copy is available upon request.

Board and Committees

The Board has established five standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the Corporate Responsibility Committee, and the Executive Committee. Each Committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants at the expense of Sunoco. Copies of the committee charters can be found on Sunoco’s web site at www.SunocoInc.com. Printed copies are also available upon request.

➢

Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of Sunoco’s financial statements and disclosures and other internal control processes and Sunoco’s compliance with ethics policies and legal and regulatory requirements. This Committee prepares a report that is included in Sunoco’s proxy statement. The Committee appoints, retains, compensates, terminates and oversees the work of, and evaluates the independence and ability of, the independent registered public accounting firm, as well as selects and evaluates Sunoco’s General Auditor. The Committee also provides oversight on Sunoco’s guidelines and policies with respect to business risk matters and other matters deemed appropriate by the Committee. The Committee establishes procedures for handling complaints, including the anonymous, confidential treatment of complaints regarding Sunoco’s accounting, internal accounting controls or auditing matters.

➢

Compensation Committee.    The Compensation Committee reviews and approves Sunoco’s compensation philosophy, reviews and recommends Board approval of Sunoco’s short- and long-term incentive plans, and reviews and approves the executive compensation programs and awards. The Committee determines and approves CEO compensation, and reviews and approves the compensation of the other senior executive officers. The Committee reviews and discusses with management the Compensation Discussion & Analysis, or CD&A, required by the Securities and Exchange Commission and makes recommendations to the Board that the CD&A be included in the Company’s proxy statement. The Committee produces an annual compensation committee report for inclusion in Sunoco’s proxy statement. The Committee also reviews the general employee pension and employee welfare benefit plans, as appropriate.

➢

Governance Committee.    The Governance Committee reviews the role, composition and structure of the Board and its committees. The Committee reviews and evaluates individual Board members each year prior to recommending the annual directors slate for election by shareholders at the Annual Meeting. The Committee identifies and reviews qualified individuals as potential new director candidates. The Committee reviews and approves related person transactions in accordance with Sunoco’s Related Person Transactions Policy. The Committee sets and administers policies governing the level and form of directors’ compensation. The Committee monitors and reviews corporate governance issues, emerging trends and “best practices” and has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines.

➢

Corporate Responsibility Committee.    The Corporate Responsibility Committee has oversight responsibility for, and makes recommendations to the Board, as appropriate, regarding the Company’s: (1) internal policies, practices, positions and performance in the areas of (a) health, environmental impact and safety, (b) equal employment opportunity and diversity, (c) government relations and (d) corporate philanthropy; and (2) external performance as a responsible corporate citizen, keeping the Board apprised of the integrity and propriety of the Company’s positions with those individuals, organizations and institutions over which the Company does not have direct control, but whose influence or actions are important to the success of the Company, such as shareholders, communities in which the Company does business, state, local and federal governments, special interest groups, and others.

➢

Executive Committee.    The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board except for Board actions specifically excluded by law and except that no action will be taken by this Committee if any member of the Committee has voted in opposition.

Each committee of the Board, except for the Executive Committee, is composed entirely of independent directors, as defined in the New York Stock Exchange Listing Standards and Sunoco’s Categorical Standards of Independence. Additionally, the individual qualifications of committee members are reviewed annually for compliance with the various regulatory requirements mandated for the members of each particular committee. The Governance Committee recommends the members and chairs of the Committees to the Board.

The Governance Committee reviews the strengths and expertise of each director, as well as the current and anticipated needs for each committee and rotates members based on committee needs. Recognizing that the committee chair position is extremely important and requires subject matter expertise, the Board has implemented a practice of designating future committee chairs in advance of a planned rotation or director retirement, working to ensure that there is an adequate knowledge transfer from the current chair to the future chair.

Committee agendas are prepared by the Committee Secretary and management liaison in consultation with the Committee Chair. Annual recurring events for each committee are circulated each year and used as preliminary agenda items. All committee members are free to include additional items on an agenda. Each Committee Chair reports to the full Board on committee actions in a timely manner, but in no event later than the next Board meeting.

Presiding Director.    The Board has adopted a non-rotating Presiding Director position to be effective after the 2009 Annual Meeting of Shareholders. The Chairman of the Governance Committee will be the Presiding Director. The responsibilities of the Presiding Director include: presiding over the executive sessions of the independent directors and providing feedback from such sessions to the Chairman and CEO; providing input on meeting agendas; advising the Chairman and CEO as to the quantity, quality and timeliness of information and materials provided to the Board; leading the Board and Committee self-evaluation process and the individual director evaluation process; and leading the independent directors in the annual CEO evaluation and providing feedback to the CEO. The Board previously had a rotating Presiding Director model for many years.

Mandatory Retirement Policy.    Sunoco’s directors retire from the Board at the annual meeting following their 72nd birthday, unless the Governance Committee recommends to the Board – in limited and special circumstances – an exception to this requirement and it is approved by the independent directors of the Board.

Executive Sessions and Independent Director Only Meetings.    Executive sessions of only independent directors are regularly scheduled at the conclusion of each board meeting. The Presiding Director leads each executive session. In addition to the executive sessions, at least two separate meetings of independent directors are held each year. The Presiding Director leads these meetings and is responsible for agenda preparation.

Performance Evaluations.    Sunoco’s Board has a three-tier performance evaluation process. The Board, through the Governance Committee, conducts an annual evaluation of how it is functioning as a whole. Sunoco’s individual committees conduct annual self-evaluations. Individual director evaluations are conducted annually by the Governance Committee with the Presiding Director meeting confidentially with the directors, as appropriate, to provide feedback.

Orientation and Continuing Education.    Sunoco’s new directors are required to attend orientation sessions which include reviewing extensive materials relating to Sunoco’s business and operations, visiting Sunoco facilities and meeting key personnel. The orientation also includes an overview of Sunoco’s strategic plan, goals and objectives, governance practices, disclosure procedures and practices, compensation philosophy and an overview of Sunoco’s investor relations program. New committee members attend committee orientation sessions. These sessions are designed to educate new committee members in helping them understand the substantive responsibilities of the committee.

Sunoco also conducts ongoing training or continuing director education for its Board members. In addition to plant and site visits, Sunoco has an ongoing program of continuing director education on emerging issues and topics designed to educate and inform directors in discharging their duties. Sunoco is supportive of, and reimburses its directors for, attending qualified third-party director education programs.

During 2008, the Board of Directors held nine meetings, and had five standing committees. All directors attended at least 75% of the total number of Board meetings and committee meetings during the period that they served on the Board and committees in 2008.

The table below provides Board committee membership as of March 5, 2009. The table also indicates the number of meetings held by each of the Board committees in 2008.

Name	Audit		Compensation		Corporate Responsibility		Executive		Governance

R. J. Darnall	x	[1]			x				x
G. W. Edwards	x				x
L. L. Elsenhans							x	[1]
U. O. Fairbairn			x	[1]	x		x
T. P. Gerrity	x								x
R. B. Greco	x						x		x
J. P. Jones, III			x						x
J. G. Kaiser			x		x	[1]	x
R. A. Pew	x				x		x
G. J. Ratcliffe	x		x				x		x	[1]
J. W. Rowe			x		x
J. K. Wulff	x				x

Number of Meetings in 2008	9		8		3		2		6

NOTE TO TABLE:

[1]	Committee Chairperson.

Audit Committee Financial Expert

The Board has determined that John K. Wulff qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission, based on his financial and accounting education and experience, and has designated Mr. Wulff as the “audit committee financial expert.” Mr. Wulff is the retired Chairman of Hercules Incorporated. He was with KPMG and predecessor certified public accounting firms from 1971 until 1987 where he served as an audit partner for ten years. He served as Chief Financial Officer of Union Carbide for five years until its merger with Dow Chemical Company, and he was a member of the Financial Accounting Standards Board for two years.

Directors’ and Officers’ Ownership of Sunoco Stock

The following table shows how much Sunoco common stock and other share equivalents each director, Named Executive Officer1, and all directors, executive officers and certain former executive officers as a group, beneficially owned as of December 31, 2008.

Directors’ and Officers’ Stock Ownership

Name	Shares of Common Stock Beneficially Owned[2]	Other Share Equivalents[3]	Total	Percent of Class Outstanding[4]

R. J. Darnall**	4,783	6,360	11,143	*

T. P. Delaney**[5]	24,177	0	24,177	*

J. G. Drosdick**[5]	308,475	0	308,475	*

G. W. Edwards	1,000	3,781	4,781	*

L. L. Elsenhans**[6]	18,000	0	18,000	*

U. O. Fairbairn[5]	10,085	22,307	32,392	*

T. P. Gerrity[6]	4,611	27,535	32,146	*

R. B. Greco**	5,703	37,224	42,927	*

T. W. Hofmann**[5]	146,537	0	146,537	*

J. P. Jones III	500	9,311	9,811	*

J. G. Kaiser**5,[7]	27,528	21,574	49,102	*

V. J. Kelley**[5]	48,826	1,252	50,078	*

R. D. Naku**[5]	48,559	3	48,562	*

R. W. Owens[5]	71,184	7,558	78,742	*

R. A. Pew[6]	163,693	1,187	164,880	*

G. J. Ratcliffe**[6]	2,783	8,216	10,999	*

J. W. Rowe	1,000	20,078	21,078	*

M. J. Thomson[6]	10,105	114	10,219	*

J. K. Wulff	2,000	15,752	17,752	*

All directors, executive officers and certain former executive officers as a group including those named above**[5,6]	1,134,822	190,256	1,325,078	1.1%

NOTES TO TABLE:

*	Represents holdings of less than 1% of Sunoco’s outstanding common stock.

**	Certain of the directors and executive officers own common units representing limited partnership interests of Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 43% ownership interest. The number of such common units beneficially owned by individuals listed in the Directors’ and Officers’ Ownership of Sunoco Stock Table as of December 31, 2008 are as follows: R. J. Darnall (4,000); T. P. Delaney (2,563); J. G. Drosdick (30,000); L.L. Elsenhans (1,000); R. B. Greco (1,500); T. W. Hofmann (2,500); J. G. Kaiser (2,500); V. J. Kelley (500); R. D. Naku (4,500); and G. J. Ratcliffe (20,000). The total number of such common units owned by directors, executive officers and certain former executive officers included in the table as a group (24 persons) is 81,063. The number of common units of Sunoco Logistics Partners L.P. held by each individual and by the group is less than 1% of the outstanding common units as of December 31, 2008. These amounts are not included in the table.

[1]

The current and retired Chief Executive Officer, the interim and retired Chief Financial Officer, the next three most highly compensated executive officers during the last fiscal year and one former executive officer for whom disclosure is required.

[2]

This column includes shares of Sunoco common stock held by directors and officers, including certain former officers, or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Sunoco common stock they hold in SunCAP and the Computershare Investment Plan (a dividend reinvestment plan), and shares of Sunoco common stock that directors and officers had the right to acquire within 60 days of December 31, 2008.

[3]

Includes share unit balances held under the Directors’ Deferred Compensation Plan I, the Directors’ Deferred Compensation Plan II and the Deferred Compensation Plan for executives, and share equivalent balances held by executives under Sunoco’s Savings Restoration Plan. Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of Sunoco common stock. Thus, the amounts ultimately realized by the directors and executive officers will reflect all changes in the market value of Sunoco common stock from the date of deferral and/or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents in the form of additional share units or share equivalents.

[4]	Percentage based on the number of shares of common stock outstanding at December 31, 2008.

[5]

The amounts of shares of common stock beneficially owned include shares of Sunoco common stock which the following persons have the right to acquire as a result of the exercise of stock options within 60 days after December 31, 2008 under certain Sunoco, Inc. plans:

Name	Shares

T. P. Delaney	11,200

J. G. Drosdick	238,475

U. O. Fairbairn	3,332

T. W. Hofmann	116,250

J. G. Kaiser	6,492

V. J. Kelley	25,980

R. D. Naku	25,100

R. W. Owens	50,050
All directors, executive officers and certain former executive officers as a group (including those named above)	619,749

[6]

The individuals and group named in the table have sole voting power and investment power with respect to shares of Sunoco common stock beneficially owned, except that voting and/or investment power is shared with respect to the number of shares noted below:

Name	Shares

L. L. Elsenhans	18,000

T. P. Gerrity	2,814

R. A. Pew	32,100

G. J. Ratcliffe	2,000

M. J. Thomson	10,000

All directors, executive officers and certain former executive officers as a group (including those named above)	64,914

[7]

Under the transition rules of Section 409A of the Internal Revenue Code, Mr. Kaiser made a one-time election in December 2008 to take a distribution of 33% of his deferred accounts under the Directors’ Deferred Compensation Plans I and II in June 2009.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to Sunoco common stock that may be issued upon the exercise of options, warrants and rights under Sunoco’s existing equity compensation plans, including the Long-Term Performance Enhancement Plan II, the Long-Term Performance Enhancement Plan, and the Retainer Stock Plan for Outside Directors.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted–average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:					2,333,308	[4]
Stock options	2,236,773	[1]	$55.19
Common stock units	528,104	[2]	—	[3]

Equity compensation plans not approved by shareholders	0				0

Total	2,764,877		$55.19		2,333,308

NOTES TO TABLE:

[1]

Consists of stock options granted under the following shareholder-approved plans: Long-Term Performance Enhancement Plan II and the Long-Term Performance Enhancement Plan. No additional awards may be granted under the Long-Term Performance Enhancement Plan.

[2]

Consists of common stock units awarded under the Long-Term Performance Enhancement Plan II that are payable in stock. In addition, there are 272,150 common stock units that are payable in cash under this plan.

[3]	Common stock units do not have an exercise price. Payout is based on meeting certain targeted performance criteria or length of employment.

[4]	Consists of 1,960,887 shares available for issuance under the Long-Term Performance Enhancement Plan II and 372,421 shares under the Retainer Stock Plan for Outside Directors.

PROPOSALS ON WHICH YOU MAY VOTE

Item 1. Election	of Directors

There are 10 nominees for election this year. Detailed information on each nominee is provided on pages 23 to 25. All directors are elected annually, and serve a one-year term until the next Annual Meeting. For the vote requirements, see Question 10 on page 6 of this proxy statement. All of the director nominees have consented to serve if elected. However, if any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the Board may reduce the number of directors to be elected at the Annual Meeting, or designate a substitute. If a substitute is designated, proxy votes in favor of the original director candidate will be counted for the substituted candidate. At this time, the Board of Directors knows no reason why any of the nominees may not be able to serve as a director if elected. Mr. Drosdick retired as non-executive Chairman and as a director effective December 31, 2008. Mr. Pew and Mr. Ratcliffe are not standing for re-election due to Sunoco’s mandatory retirement policy for directors.

Your Board unanimously recommends a vote FOR each of these directors.

Nominees for the Board of Directors

ROBERT J. DARNALL	Director since 2000
Age 70
Mr. Darnall is the retired Chairman, President and Chief Executive Officer of Inland Steel Industries, Inc. (a carbon steel manufacturer and processor/distributor of industrial materials), a position held from September 1992 to October 1998. Mr. Darnall is also a director of Cummins, Inc.; Pactiv Corporation; and United States Steel Corporation.

GARY W. EDWARDS	Director since 2008
Age 67
Mr. Edwards has been a consultant in the energy field since December 2001. He was Senior Executive Vice President, Corporate Strategy & Development, of Conoco, Inc. (an integrated oil company, that merged with Phillips Petroleum Company in 2002), from November 1999 until his retirement in December 2001. He was Executive Vice President, Refining, Marketing, Supply & Transportation of Conoco from September 1991 until November 1999. From September 1991 to October 1998, Mr. Edwards was also a Senior Vice President of E. I. duPont de Nemours and Company (a chemical company that was Conoco’s former parent company). Mr. Edwards is also a director of Entergy Corporation.

Nominees for the Board of Directors

LYNN L. ELSENHANS	Director since 2008
Age 52
Ms. Elsenhans is Chairman, Chief Executive Officer and President of Sunoco, Inc. and Chairman of the Board of Directors of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and general partner of Sunoco Logistics Partners L.P. Ms. Elsenhans was elected Chairman effective January 2009 and Chief Executive Officer, President and a director of Sunoco effective August 2008. She was elected Chairman of the Board of Sunoco Partners LLC in October 2008. Ms. Elsenhans was Executive Vice President, Global Manufacturing of Shell Downstream, Inc. (a subsidiary of Royal Dutch Shell plc) from January 2005 to August 2008. She was President of Shell Oil Company from June 2003 until March 2005 and President and Chief Executive Officer of Shell Oil Products US from June 2003 until January 2005. She was Director, Strategic Planning, Sustainable Development and External Affairs of Shell International Limited from June 2002 until May 2003. Ms. Elsenhans is also a director of International Paper Company.

URSULA O. FAIRBAIRN	Director since 2001
Age 66
Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group LLC (a human resources and executive management consulting company), a position she has held since April 2005. She served as Executive Vice President, Human Resources & Quality, American Express Co. (a diversified global travel and financial services company), from December 1996 until her retirement in March 2005. She is also a director of Air Products and Chemicals, Inc.; Centex Corporation; and VF Corporation.

THOMAS P. GERRITY	Director since 1990
Age 67
Dr. Gerrity is a Professor of Management at The Wharton School (the business school) of the University of Pennsylvania, a position he has held since 1990. He also served as Dean of The Wharton School from July 1990 through June 1999, and since 1999 has been Dean Emeritus. He is also a director of Internet Capital Group, Inc. and PharMerica Corporation.

ROSEMARIE B. GRECO	Director since 1998
Age 62
Ms. Greco is Senior Advisor to the Governor of the Commonwealth of Pennsylvania – Health Care Reform, a position she has held since January 1, 2009. She was Director, Governor’s Office of Health Care Reform for the Commonwealth of Pennsylvania from January 2003 through December 2008. She was founding Principal of GRECOventures Ltd. (a business investment and consulting partnership), a position she held from January 1999 until January 2003. Ms. Greco was Co-Chair of the Private Industry Council of Philadelphia (a private non-profit organization that is a resource for workforce development and job training) from August 1998 to December 1998, and Interim President and Chief Executive Officer of the Council from April 1998 to August 1998. From January 1998 until April 1998, she did consulting work. Ms. Greco was President of CoreStates Financial Corp. (parent company of CoreStates Bank) from May 1996 until August 1997, and President and Chief Executive Officer of CoreStates Bank (a financial institution) from August 1994 until August 1997. She was a bank director from April 1992 to August 1997. Ms. Greco is also a director of Exelon Corp. and Pennsylvania Real Estate Investment Trust; and is a trustee of the SEI I Mutual Funds of SEI Investments.

Nominees for the Board of Directors

JOHN P. JONES, III	Director since 2006
Age 58
Mr. Jones is the retired Chairman, Chief Executive Officer and President of Air Products and Chemicals, Inc., (an industrial gas and related industrial process equipment business). Mr. Jones served as Chairman from October 2007 until April 2008; as Chairman and Chief Executive Officer from September 2006 until October 2007, and as Chairman, President, and Chief Executive Officer from December 2000 through September 2006. Mr. Jones is also a director of Automatic Data Processing, Inc.

JAMES G. KAISER	Director since 1993
Age 66
Mr. Kaiser is Chairman, Chief Executive Officer and a director of Avenir Partners, Inc. (an automobile business), a position that he has held since December 1998, and President and a director of Kaiser Services, LLC (a business development company), a position that he has held since December 1997. Mr. Kaiser was engaged in developing businesses from January 1996 until December 1998. He retired as President, Chief Executive Officer and director of Quanterra Incorporated in January 1996, positions he had held since June 1994. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992. Mr. Kaiser is also a director of MeadWestvaco Corporation.

JOHN W. ROWE	Director since 2003
Age 63
Mr. Rowe is Chairman, Chief Executive Officer and a director of Exelon Corporation (an electric utility company). He has served as a Director and Chief Executive Officer or Co-Chief Executive Officer of Exelon since its formation in October 2000. He has served as Chairman and Chief Executive Officer since April 2002. At various times since 2000 he has also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company from March 1998 until October 2000. Mr. Rowe is also a director of Northern Trust Corporation and PECO Energy, an Exelon subsidiary.

JOHN K. WULFF	Director since 2004
Age 60
Mr. Wulff is the retired Chairman of the Board of Hercules Incorporated (a manufacturer and supplier of specialty chemical products), a position he held from December 2003 until Ashland’s acquisition of Hercules in November 2008. Mr. Wulff was first elected as a director of Hercules in July 2003 and served as Interim Chairman from October 2003 to December 2003. Mr. Wulff served as a Member of the Financial Accounting Standards Board (the private-sector organization responsible for establishing standards of financial accounting and reporting in the United States) from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation (a manufacturer of chemicals, plastics, industrial gases and carbon/graphite). Mr. Wulff is also a director of Celanese Corporation and Moody’s Corporation.

Item 2.    Approval of the amended and restated Sunoco, Inc. Retainer Stock Plan for Outside Directors

For a number of years, Sunoco has used its Retainer Stock Plan for Outside Directors, or the Plan, to pay a portion of the annual retainer for Sunoco’s independent, or “outside”, directors in shares of common stock. Participation in this Plan is limited to outside directors.

In order to simplify its directors’ compensation program, in March 2009, Sunoco’s Board of Directors approved a new “retainer-only” program, to be effective following the May 2009 Annual Meeting of Shareholders. Directors will no longer receive meeting fees. The new director retainer will be $230,000 annually, $95,000 (41%) to be paid in cash and $135,000 (59%) to be paid in the form of shares of Sunoco common stock. Additionally, the Presiding Director, all Committee Chairs and Audit Committee members will receive an annual retainer for their service (see page 75 of this proxy statement for a complete description of these retainers). The Board is of the view that delivering a significant portion of directors’ compensation in the form of Sunoco common stock aligns directors’ interests with those of our shareholders.

We are seeking shareholder approval of an amendment and restatement of the Plan, to allow outside directors to receive their entire stock-based retainer, and all or a portion of their cash retainers, in the form of common stock issued under the Plan. At present, there are 372,421 shares that remain available for issuance under the Plan. We are not seeking to increase the overall number of shares available for issuance under the Plan. In prior years, Sunoco was not able to pay directors the entire value of their stock-based retainer in the form of actual shares because of Plan limits on the amount of individual equity grants (capped at $40,000 per year). As a result, a portion of the stock-based retainer had to be paid in the form of share units accrued under deferred compensation plans for directors. The amended and restated Plan would remove the cap on individual grants, and permit the entire retainer to be paid in the form of Sunoco common stock. The Plan requires shareholder approval to increase or remove the cap on individual grants.

Below is a brief summary of certain material terms of the amended and restated Plan. We urge you to read the complete text, included as Exhibit A to this proxy statement.

•

Grants made under the Plan to each outside director will be paid quarterly, in the form of actual shares of common stock having an aggregate market value at the time of payment approximately equal to one-fourth of the annual stock-based retainer for that director. The overall number of shares reserved for issuance under the Plan is limited and fixed. However, to the extent shares are available, there is no individual limit on the number of shares payable to directors as a stock retainer. The Plan also provides that each outside director may elect to similarly receive payment of all or a portion of his or her cash retainer(s) in the form of common stock.

•

In the event of a stock split or similar recapitalization event, the Board of Directors will make an appropriate anti-dilution adjustment that may include a change in the number of shares reserved for issuance and/or similar matters.

•

Sunoco’s Board of Directors administers the Plan, and may amend the Plan. With the exception of Sunoco’s Chairman, Chief Executive Officer and President, who also is a director, Sunoco’s Board of Directors is comprised entirely of outside non-management directors.

The amount of future payments to be made under the Retainer Stock Plan for Outside Directors cannot be determined at this time, since the actual number of shares to be paid will be based on the stock price at the time of payment, which cannot be determined at this time, and the payments will be based on Sunoco’s future needs and levels of director compensation. Grants under the Plan, reflecting payment of stock-based retainers for 2008 are included in the Director Compensation in 2008 table, under the heading “Stock Awards”, on page 71 of this proxy statement.

Your Board unanimously recommends a vote FOR the approval of the amended and restated Retainer Stock Plan for Outside Directors.

Item 3.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year 2009

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2009 subject to your ratification. Ernst & Young has served as our independent registered public accounting firm since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young will attend the Annual Meeting to answer appropriate questions. They also may make a statement, if they choose to do so. All the work performed for Sunoco, Inc. by Ernst & Young pertaining to 2008 and the related fees were pre-approved by Sunoco’s Audit Committee. The work performed by Ernst & Young pertaining to 2008 for Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 43% ownership interest, and related fees were pre-approved by the Audit/Conflicts Committee of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. The Ernst & Young fees for 2008 and 2007 pertaining to work performed for Sunoco, Inc. and Sunoco Logistics Partners L.P. are set forth below.

Auditor Fees

	2008	2007

Audit Fees[1]	$5,646,707	$5,466,315
Audit-Related Fees[2]	$1,705,072	$567,000
Tax Fees[3]	$6,000	$6,000
All Other Fees	$—	$—

Total	$7,357,779	$6,039,315

NOTES	TO TABLE:

[1]

Audit fees for 2008 and 2007 include fees related to the annual audit of Sunoco’s and Sunoco Logistics Partners L.P.’s consolidated financial statements and reviews of their financial statements included in quarterly reports on Form 10-Q, and other audit and attestation services related to statutory or regulatory filings. The 2008 and 2007 audit fees also include the audits of Sunoco’s and Sunoco Logistics Partners L.P.’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]

Audit-related fees consisted of fees for consultation on accounting and reporting matters, audits of separate financial statements of subsidiaries and affiliates and employee benefit plans, and agreed upon procedures reports.

[3]	Tax fees for 2008 and 2007 include fees related to preparation and review of certain subsidiary tax returns.

Your Board unanimously recommends a vote FOR the ratification of Ernst & Young’s appointment as independent registered public accounting firm for the fiscal year 2009.

Approval of Audit and Non-Audit Services by the Sunoco, Inc. Audit Committee

Under its pre-approval policy, concurrent with the appointment of the independent registered public accounting firm, the Audit Committee specifically pre-approves the recurring audit and audit-related services and estimated fees. In addition, the Audit Committee provides pre-approval of certain audit and audit-related services. This process provides the necessary flexibility to enable the Company to consult with the independent registered public accounting firm on routine audit and audit-related matters or to enable the independent registered public accounting firm to provide services that only they may provide. With regard to tax services, the Audit Committee provides pre-approval for recurring, routine tax compliance services, provided that the Audit Committee has reviewed and believes such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s independence rules. If circumstances arise during the year that require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approvals, the Audit Committee specifically reviews and pre-approves the services and estimated fees before the independent registered public accounting firm provides such services.

The Company has determined that it will not engage the independent registered public accounting firm for tax planning services for the Company or its executives. The Company will engage its independent registered public accounting firm for permitted non-audit services only if the Audit Committee determines that specific services are in the best interests of the Company and would not impair the independence of the independent registered public accounting firm.

Financial Counseling/Tax Services Policy.    Sunoco prohibits any executive of the Company from utilizing, engaging, retaining or hiring the independent registered public accounting firm that has been appointed/engaged by Sunoco’s Audit Committee for personal financial counseling, including tax services.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) reviews Sunoco’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee monitors these processes. A copy of the Audit Committee Charter, which specifies the purpose and responsibilities of the Committee, is available on Sunoco’s web site at www.SunocoInc.com and is also available upon request.

The Committee discussed with the Company’s internal audit department and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has reviewed and discussed the audited financial statements and management’s and the independent registered public accounting firm’s evaluations of the Company’s system of internal control over financial reporting contained in the 2008 Annual Report on Form 10-K. As part of this review, the Committee met with the General Auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

As required by the standards of the Public Company Accounting Oversight Board, the Committee has discussed with the independent registered public accounting firm (1) the matters specified in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” (Codification of Statements of Auditing Standards, August 2, 2007 AU 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (2) the independence of the independent registered public accounting firm from Sunoco and management. The independent registered public accounting firm has provided the Committee the written disclosures and letter concerning independence, pursuant to applicable requirements of the Public Company Accounting Oversight Board. The Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted on February 20, 2009 by the members of the Audit Committee of the Board of Directors:

Robert J. Darnall, Chair

Gary W. Edwards

Thomas P. Gerrity

Rosemarie B. Greco

R. Anderson Pew

G. Jackson Ratcliffe

John K. Wulff

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) (on pages 30 through 46 of this proxy statement) with management and with the Committee’s independent compensation consultant.

Based upon the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board of Directors, and the Board approved, that the CD&A be included in Sunoco’s proxy statement and incorporated by reference into Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted on March 4, 2009 by the members of the Compensation Committee of the Board of Directors:

Ursula O. Fairbairn, Chair

John P. Jones, III

James G. Kaiser

G. Jackson Ratcliffe

John W. Rowe

Compensation Committee Interlocks and Insider Participation: There are none.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction:    This Compensation Discussion and Analysis, or CD&A, describes the overall compensation philosophy and practices of Sunoco, and describes the compensation earned by the named executive officers, or NEOs (as identified on page 49 of this Proxy Statement).

Overview:    In order to be able to compete effectively, successfully implement Sunoco’s business strategy, and create shareholder value, Sunoco must employ talented, superior employees in key positions. Sunoco believes that the compensation program for the senior leadership team, including the NEOs, should be designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives and to motivate them to contribute to Sunoco’s success. The Compensation Committee of the Board of Directors, or the Committee, has responsibility for providing Board oversight of Sunoco’s executive compensation program.

Compensation Philosophy and Objectives:    Sunoco’s compensation program emphasizes performance-based compensation (pay-at-risk) that promotes the achievement of short-term and long-term business objectives which are aligned with the Company’s business strategy and rewards performance when those objectives are met. The compensation program is structured so that actual compensation received is aligned with Company performance in certain key areas such as income, earnings per share, return on capital employed, health, environment and safety, or HES, and total shareholder return. Sunoco’s compensation program focuses executives on “exceeding the competition” by including several objectives/measurements based on performance relative to peer companies. It also aligns executive compensation with the interests of Sunoco’s shareholders by providing stock incentives and requiring significant shareholdings. The program targets a compensation package (base salary and performance-based annual and long-term incentives, i.e., total direct compensation) that at the time of approval and grant is generally at the competitive median (within approximately +/-20%) of the Market Data. A definition of Market Data and a description of the compensation methodology used by Sunoco is more fully described beginning on page 43 of this CD&A. Actual realized compensation, however, can be significantly higher or lower than the competitive median based on Sunoco’s actual performance as well as changes in Sunoco’s share price.

The following chart provides a brief summary of the elements of Sunoco’s compensation program, their purpose/objective, and any associated performance goals, which are described in more detail later in this CD&A.

Compensation Element	Form	Compensation Objective	Company Performance Goals

Base Salary	Fixed annual cash payments	Attract and retain executives	The percentage of increase in base salary reflects benchmarking against the Market Data and the Compensation Committee’s subjective view of an individual’s performance over the prior year

Annual Incentive	Cash	Attract and retain executives; motivate the executives to contribute to Sunoco’s success in achieving short-term objectives, and align short-term compensation with the interests of shareholders	Focuses on Company short-term goals, which for 2008, were Operating Income After Tax (60%) and ROCE as measured against the peer companies (40%), the total of which is modified by performance against Health, Environment and Safety goals

Long-Term Incentives	Stock options and performance-based common stock units	Attract and retain executives; motivate the executives to contribute to Sunoco’s success in achieving long-term objectives; align long-term compensation with the interests of the shareholders	Focuses on Sunoco Common Stock Price, and for the 2008 performance-based common stock unit awards, focuses on Total Shareholder Return as measured against the peer companies

	Retention/service-based common stock units	Attract and retain executives; provide incentive for long-term career with Sunoco. Typically granted on a selective basis	Not performance–based

Other Benefits: Retirement, Savings Plans, Health and Other Benefits	Cash lump sum or annuity for retirement; cash for the savings plans; other benefits	Attract and retain executives; provide incentive for long-term career with Sunoco	Not performance-based

Post-Termination Compensation	Compensation contingent on potential termination events	Attract and retain executives	Not performance-based

Perquisites	Limited perquisites	Primarily for the safety/security and productivity of the NEO	Not performance-based

Compensation Mix:    The following charts provide the mix of total direct compensation (i.e., base salary, targeted annual and long-term incentives) for the current CEO and the other NEOs who are current employees for 2008 represented by each major element and indicates the percentage of 2008 compensation that is at risk (i.e., is variable based on performance results). The percentages represent the 2008 target levels for each element at the time that they were approved by the Committee. The charts demonstrate Sunoco’s and the Committee’s belief that, as an executive achieves higher levels of responsibility, a greater percentage of total direct compensation should be at risk, with base salary representing a lower percentage.

Performance Goals and Link to Business Strategy:

♦     Business Strategy:    Sunoco operates in a competitive, challenging and highly volatile industry environment. Sunoco is committed to improving performance and enhancing shareholder value, while maintaining financial strength and flexibility. To do this, Sunoco’s business strategy is focused on:

•	Delivering excellence in health, safety and environmental performance;

•	Increasing reliability and realizing additional operational improvements of Sunoco assets in each of its businesses;

•	Reducing expenses;

•	Efficiently managing capital spending to minimize outlays during periods of weak profitability;

•	Diversifying, upgrading and growing Sunoco’s asset base through strategic acquisitions and investments;

•	Divesting assets that do not meet Sunoco’s return-on-investment criteria; and

•	Returning cash to Sunoco’s shareholders through the payment of cash dividends.

♦       Performance Goals for the Incentive Plans:    Sunoco and the Committee believe that it is important to have a compensation program with performance goals that are linked to Sunoco’s business strategy. The 2008 annual and long-term incentive awards are designed to reward performance against well-recognized goals – operating income after tax, return on capital employed, or ROCE, and total shareholder return, or TSR. The goals selected for the 2008 annual incentive plan and for the 2008 performance-based common stock unit portion of the long-term incentive awards are company-wide, versus business unit or individual measures. Most Sunoco salaried and hourly employees participated in an annual incentive plan with the same performance goals as those used for the NEOs and other executives. Multiple performance goals were selected for the 2008 annual incentive plan because of the belief that no one goal was sufficient to capture the total performance Sunoco was seeking to drive. Additionally, when establishing performance goals, an attempt was made to provide the appropriate balance between absolute Company performance and Company performance relative to peer companies.

The annual incentive plan utilizes three goals that are key in driving the successful implementation of Sunoco’s annual operating plan. The largest weight is given to operating income after tax which is derived from the annual operating plan, budgeting process and market forecasts. The use of operating income after tax as a goal assures that management continues to be focused on operations excellence because when margins are good, it is imperative that the Company capture them. For purposes of the annual incentive plan, operating income after tax is net income adjusted to exclude certain extraordinary/special items. For the 2008 annual incentive, the special items that were excluded from Sunoco’s net income included asset write-downs, goodwill write-off, adjustment on previously reported gains, tax adjustment, tax settlement and insurance recovery. ROCE, the other major goal in the annual incentive plan, keeps management focused on getting the most out of existing assets and pursuing only those strategic growth and investment opportunities which will provide desired returns. ROCE is calculated by taking operating income after tax plus after-tax interest expense and dividing it by capital employed (total debt plus shareholders’ equity). Similar adjustments for extraordinary/special items were made to the net income of Sunoco’s peer companies to compute their respective amounts of operating income after tax used in calculating ROCE. A health, environment and safety, or HES, goal is used to reinforce that, along with financial success, management must be focused on excellence in HES performance.

During 2008, the Committee undertook a review of the goals for the performance-based common stock unit portion of the long-term incentive plan and approved one goal for the awards granted in December 2008 – total shareholder return, or TSR. TSR reflects stock appreciation and dividends paid to compute the total return to shareholders. Sunoco’s TSR measured against the peer companies reflects how Sunoco’s stock performed during a specific interval in generating returns to the shareholders versus returns generated by the peer companies.

ROCE in the annual incentive plan and TSR in the long-term incentive plan are measured against Sunoco’s peer companies, which mitigates the impact of industry-wide factors over which the NEOs have no control, and assures that management is rewarded only when they outperform the competition. For the 2008 annual incentive plan, the peer companies which were established in early 2008, were: ConocoPhillips, Frontier Oil, Hess, Marathon, Murphy Oil, Tesoro and Valero. During 2008, the Committee reviewed the peer group and decided that the group should be expanded to include additional oil companies with a significant refining presence. For purposes of the 2008 performance-based CSUs granted in December 2008, the Committee added Holly Oil Corporation and Western Refining, Inc. to the peer group because they are primarily refiners, and deleted ConocoPhillips because it is significantly larger than other companies in the peer group and has sizeable exploration and production businesses.

Since 2005, Sunoco has involved both the Compensation Committee and the Audit Committee in a review process in connection with its executive compensation program. The Compensation Committee reviews and approves the annual and long-term plan performance goals annually. As a part of this process, the Committee focuses on what executive behavior it is attempting to incent and the potential associated risks. The Committee periodically receives financial information from the Chief Financial Officer, or CFO, or Comptroller and any material changes in accounting methodology so that the Committee members may understand how the exercise of management judgment in accounting and financial decisions affects plan payouts. The Audit Committee members are educated about the goals and design of the executive compensation plans so that Audit Committee members will understand the impact of financial accounting decisions on management incentive payouts. In addition, one director serves on both the Compensation and Audit Committees so that there is continuity across the Committees.

CEO and Other NEO Compensation Decisions:

♦      CEO Compensation Decisions:    Annually, the CEO’s performance is evaluated by the full Board of Directors. Subjective criteria that the Board of Directors considers include: overall leadership, development and stewardship of Sunoco’s long-term strategic plan and annual goals and objectives, development of an effective senior leadership team, provision for management development and succession, and effective communications with stakeholders. The Committee also utilizes the same methodology for determining the CEO’s compensation as it does for the other NEOs, applying Sunoco’s compensation policies consistently for the senior leadership team. The CEO’s compensation is determined based on targets developed through the Market Data, and actual amounts are based upon the conclusions reached as a result of the assessment of the CEO and Company performance. The CEO’s compensation is higher than the other NEOs due to the broader duties and responsibilities of the CEO position. The Committee, in a session of Committee members only, along with Semler Brossy Consulting Group, LLC, its independent compensation consultant, determines and approves the CEO’s compensation. (See page 43 of this CD&A for a description of the Committee’s independent compensation consultant.) The Committee reviews its decision with the other independent members of the Board of Directors.

➢      CEO 2008 Compensation Decisions:    Mr. Drosdick, the retired CEO, received total direct compensation for 2008 that was determined through both the CEO evaluation process and targeting of the median of CEO compensation using the Market Data (see pages 43 and 44 of the CD&A.). His salary and annual incentive compensation were prorated due to a partial year of service.

Ms. Elsenhans, the current CEO, joined Sunoco in August 2008. She was recruited from outside the Company following a nationwide search by the Board of Directors in anticipation of Mr. Drosdick’s planned retirement. The total direct compensation that Ms. Elsenhans received was based on targeting the median of CEO compensation using the Market Data and through negotiations during the hiring process. As a result, upon hiring she received a compensation package that was comparable to the retiring CEO. Her salary and annual incentive compensation were prorated due to a partial year of service. In addition, she received retention-based CSUs having a grant date value of $5,000,000 that begin vesting and paying out in one-third installments beginning on the third anniversary of the date of grant. A voluntary termination by Ms. Elsenhans or a termination by the Company for any reason, other than pursuant to a change in control, will result in forfeiture of any unvested retention-based CSUs. The Committee had previously provided a special enhanced SERP benefit to Mr. Drosdick in 2003. At that time, the Committee was of the view that Sunoco was at a critical stage of its long-range strategic plan, and wanted to incent Mr. Drosdick to stay with Sunoco to see the plan through. Ms. Elsenhans, the current CEO, does not have the enhanced SERP benefit and will receive standard benefits under the SERP. (See page 41 of this CD&A for additional information.)

♦      Other NEOs’ Compensation Decisions:    Annually, the CEO provides to the Committee an assessment of the performance of the other members of the senior leadership team, together with other factors that the CEO believes that the Committee should consider. The differences in the compensation provided to each NEO is primarily due to their different roles in the organization, as well as how they compare to their job peers in the Market Data. The CEO, in consultation with Sunoco’s Chief Human Resources Officer and utilizing the Market Data, makes compensation recommendations to the Committee. The Committee reviews and approves the compensation of the other members of the senior leadership team. The Committee may exercise its discretion in modifying any recommended compensation or award to any of the executives.

Elements of Compensation:    The following explains in detail the elements of and rationale for the compensation paid to the NEOs in 2008. Sunoco targets the NEOs’ total direct compensation at the median of the Market Data (+/-20%). Of the NEOs, only Mr. Kelley’s 2008 total direct compensation was outside of the targeted range of median of the Market Data (+/-20%). Mr. Kelley was below this targeted range because he was newly promoted into his current position. Mr. Delaney is serving in an interim capacity and did not receive a compensation adjustment for the interim position.

♦      Base Salary:    Base salary is the only fixed portion of the NEOs’ total direct compensation. Base salary is designed to compensate executives for the scope and level of responsibility and sustained individual performance. The salaries of the NEOs are reviewed on an annual basis, as well as at the time of promotion and other change in responsibilities. The Committee targets base salaries for the NEOs generally at the median of base salaries in the Market Data (+/-20%). Base salaries are adjusted by factors such as individual performance (including experience in position, scope of responsibilities, results achieved and future potential). The base salaries of the NEOs that were approved for 2008 or, in the case of the NEOs that were employed by Sunoco for a partial year, salaries actually earned in 2008, are included in the Summary Compensation Table on page 49.

♦      Annual Incentive:    Sunoco’s Executive Incentive Plan, or EIP, which was approved by the shareholders in 2006, is a performance-based annual cash incentive plan in which the approximately 200 top executives are eligible to participate. The annual incentive plan is designed to promote the achievement of Sunoco’s short-term business objectives by providing competitive incentive opportunities to those executives who can significantly impact Company performance, and providing rewards based on the achievement of predetermined goals that are closely correlated with Sunoco’s financial and HES performance. Most of Sunoco’s salaried and hourly employees participate in an annual incentive plan with the same performance goals as those used for the NEOs and other executives.

An EIP participant’s 2008 annual incentive was determined by the following formula:

Participant’s base salary for the plan year multiplied by his/her incentive guideline percentage multiplied by the payout percentage, if any, and then adjusted up or down (up to 10%) to reflect HES performance.

Each EIP participant has a guideline incentive that is expressed as a percentage for his or her position level. The guideline incentives of the NEOs for 2008 were as follows:

Name	2008 Guideline Incentive (% of Base Salary)

L. L. Elsenhans	120%

J. G. Drosdick	120%

T. P. Delaney	45%

T. W. Hofmann	75%

R. W. Owens	70%

M. J. Thomson	65%

V. J. Kelley	65% and 75%

R. D. Naku	60%

These percentages are primarily determined based on Market Data; however, internal equity issues may be taken into consideration. With regard to Mr. Delaney, he was Sunoco’s Vice President, Investor Relations and Planning prior to being elected Sunoco’s Interim Chief Financial Officer in December 2008. His guideline reflects his previous position. With regard to Mr. Kelley, in light of his promotion to a new position in 2008, his guideline reflects the targets for his previous and current positions.

Ms. Elsenhans, Mr. Drosdick, Mr. Hofmann and Mr. Naku were with Sunoco for a portion of 2008. The annual incentive that was paid to them for 2008 was prorated based on the portion of the year they were employed by Sunoco.

For 2008, the Committee used operating income after tax, or OIAT, and return on capital employed, or ROCE, relative to the peers as the two performance goals. The performance goals for 2008 were based on meeting weighted objectives for the following principal measurements:

➢	Performance relative to Sunoco’s targeted operating income after tax of $850 million (weighted 60%):

OIAT	Applicable OIAT Performance Factor

> $1,350 Million	200%

$850 Million	100%

< $350 Million	0%

Performance between percentages was straight-line interpolated.

➢	Sunoco’s performance relative to the peer group, as measured by ROCE (weighted 40%), with a maximum payout only if Sunoco ranked first among its peers:

Sunoco Percentile Rank	Payout Factor

Highest	200%

90th%	175%

60th%	100%

25th%	50%

Lowest	0%

Performance between percentages in the performance goals was straight-line interpolated.

The performance of these two measurements was modified (up or down) by certain HES performance goals.

Before the payout of the annual incentive, if any, the Committee reviews the year-end results and the performance data with management and with the compensation consultants (Semler Brossy Consulting Group, LLC, the Committee’s independent compensation consultant, and Towers Perrin, management’s compensation consultant), and determines the extent to which these goals have been achieved.

Despite challenging market conditions and significant volatility in commodity prices, Sunoco’s financial performance in 2008 was strong, resulting from solid operating performance, strong margins for refined products in the second half of the year and a record contribution from the Company’s non-refining businesses. For the annual incentive, the Company’s 2008 operating income after tax was $864 million and its ROCE was 21.0%. As a result of the Company’s performance, the 2008 annual incentives that were paid out ranged between 127% and 134% of target for the NEOs, after applying the HES modifier. The annual incentives that were earned for 2008 are included in the Summary Compensation Table on page 49 under “Non-Equity Incentive Plan Compensation.” The annual incentive that was paid to each NEO as compared to the targeted amount approved by the Committee is reflected in the table below.

Name	2008 Annual Incentive Award Targeted Amount ($)	2008 Annual Incentive Award as a % of Target (rounded to nearest percent)	2008 Actual Incentive Award Payment ($)

L. L. Elsenhans	1,488,000[1]	130	794,007	[1]

J. G. Drosdick	1,488,000[1]	130	1,169,836	[1]

T. P. Delaney	121,500	130	158,193

T. W. Hofmann	427,500[1]	130	509,461	[1]

R. W. Owens	348,600	127	443,419

M. J. Thomson	281,525[2]	134	377,806	[2]

V. J. Kelley	325,645[2]	133	433,107	[2]

R. D. Naku	237,000[1]	130	282,438	[1]

NOTES	TO TABLE:

[1]

The targeted amount is based on the NEO’s approved annual base salary prior to proration as a result of being employed by Sunoco for a partial year. The actual award payment amount reflects the proration.

[2]

As a result of a promotion in 2008, the targeted amount is based on the NEO’s annual base salary in the prior position and the annual base salary in the current position. The actual award amount reflects a proration based on the prior and current positions.

♦      Long-Term Incentive Awards:    Another key element of Sunoco’s executive compensation program is the long-term incentive awards granted under Sunoco’s Long-Term Performance Enhancement Plan II, or LTPEP II, which was approved by the shareholders in 2008. The purposes of the long-term incentive awards are: to align the executives’ compensation with the interests of shareholders by creating a direct linkage between the participants’ rewards and shareholders’ gains; provide management with the ability to increase equity ownership in the Company; provide competitive compensation opportunities that can be realized through attainment of performance goals; and provide a retention incentive for management.

Since 1996, Sunoco’s long-term compensation program has consisted of a mix of stock options and performance-based CSUs. Each year, the Committee evaluates the appropriate value mix of stock options and performance-based CSUs, and reviews data from the peer companies and other oil companies regarding typical long-term incentive mix. For the awards granted in December 2008, the Committee reviewed the value mix and different vehicles used by the peer companies and other oil companies with the compensation consultants, and decided to continue the practice of splitting the target value of the long-term incentives equally between stock options and performance-based CSUs. As implemented at Sunoco, performance-based CSUs and stock options balance relative versus absolute shareholder return performance and intermediate-term (three years for CSUs) versus long-term (up to ten years for stock options) performance, respectively. While Sunoco’s ultimate objective is the creation of absolute long-term stock price appreciation and shareholder value, measurement of intermediate-term performance against the peer companies through the performance-based CSUs recognizes the cyclical nature of the industry in which Sunoco operates and reinforces the importance of exceeding peer performance on a sustained basis.

Each year in December, in connection with the review and approval of other elements of the NEOs’ compensation, the Committee reviews and approves all long-term incentive awards. In determining the appropriate long-term value for each executive, the Committee reviews the level of responsibility, experience, the total compensation of each member of the senior leadership team, relative to the Market Data, and also looks at internal equity among the executives. The long-term compensation for each position is targeted at the median (+/- 20%) of the Market Data, but the award may be adjusted (up or down) for internal equity. The value of the stock options and performance-based CSUs are converted to specific equity grants. The target value of stock options is determined by using the Binomial option pricing model, and the number of CSUs is determined by dividing the value by the closing price on the date of grant. The December awards have generally been granted in the aggregate at a rate of less than 1% of outstanding shares per year, and the December 2008 awards were 0.77% of outstanding shares. Additional information about these awards is included in the Grants of Plan-Based Awards in 2008 table on page 54.

➢      Stock Options:    Stock options are designed to provide long-term equity-based compensation based on future appreciation of Sunoco’s common stock price. For the stock options awarded in December 2008, the grant date was the date of the meeting at which the stock options were granted. The exercise price for these grants was equal to the closing price of a share of Sunoco common stock on that date. The Committee approved a vesting schedule of three years, with the stock options vesting and becoming exercisable annually in three equal installments, beginning on the first anniversary date of the date of grant. Prior to December 2008, stock options became vested and exercisable in full beginning two years from the date of grant. The Committee changed the vesting schedule to be more in line with Sunoco’s peer companies and other oil companies. Options have a term of ten years from the date of grant. The plan prohibits the repricing of out-of-the-money stock options and does not provide for reload options. As noted below under “Executive Stock Ownership Guidelines,” executives who have not met their stock ownership guidelines are expected to retain all of their after-tax profit from option exercises in shares of stock. Further, senior executives who are at or above their respective ownership guideline are expected to retain at least 50% of the after-tax profit from option exercises in shares of stock for at least one year.

➢      Performance-Based Common Stock Units:    The performance-based CSUs provide intermediate-term incentive compensation that has been designed to pay out only if certain pre-established, objective performance measures have been met over the applicable three-year performance period. For the 2008 awards, the Committee decided to use a single goal – total shareholder return, or TSR, (over the three-year performance period), as measured against the peer companies. For the 2007 performance-based CSU awards, the performance goals were equally weighted between TSR and EPS growth, both relative to the peer companies. For 2008, TSR was selected as the sole performance goal because of its importance to shareholders. Although the Plan, as approved by shareholders, allows for a maximum payout of 200%, the Committee capped the maximum payout for the 2008 awards at 150%, similar to the cap imposed for the last few years. The Committee determined that this maximum payout can only occur if Sunoco ranks first among the current performance peer group. The actual payout of these awards may range from 0% to 150% based on actual results. The performance goal approved by the Committee for the performance-based CSUs awarded in December 2008 is the following:

•	TSR measured relative to the peer group:

Sunoco TSR Percentile Rank	Payout Factor

Highest	150%

75th%	125%

50th%	100%

35th%	50%

<35th%	0%

Performance between the 35th percentile and above will be straight-line interpolated.

The performance goal is designed with the intent that management will only be rewarded with above-median levels of compensation when Sunoco’s TSR exceeds the median of the peer group. The value realized from performance-based CSU awards will be affected by any changes in Sunoco’s stock price between the date of grant and the payment date. To the extent that performance-based CSUs granted in 2008 are earned, they will be paid out in shares of Sunoco common stock at the end of the performance period, with related dividends equivalents which are equal to the cash dividends that would have been paid to a holder of shares of Sunoco common stock during the performance period.

Payment of Performance-Based CSUs awarded in December 2005: In December 2005, the Committee granted performance-based CSU awards with a three-year performance period from 2006 through 2008. The performance goals that were approved in 2005 for these awards were two equally weighted performance goals:

•	TSR measured relative to the peer companies (weighted 50%):

Sunoco TSR Percentile Rank	Payout Factor

Highest	150%

75th%	125%

Median	100%

25th%	50%

•	EPS growth measured relative to the peer companies (weighted 50%):

Sunoco EPS Percentile Rank	Payout Factor

Highest	150%

75th%	125%

Median	100%

25th%	50%

With regard to the two performance measures, performance between points was straight-line interpolated. The peer group for the 2005 CSU awards consisted of: ConocoPhillips, Frontier, Hess, Marathon, Murphy Oil, Tesoro and Valero. Total shareholder return for the performance period was -43.9%, and the EPS growth was 60.0%. As a result, the 2005 CSUs paid out at 47.6%. The targeted value of the payout at the time the award was granted, and the actual value of the payout (including dividends) are presented in the table below. The CSUs were paid out in cash for all the NEOs as approved by the Committee on the date of grant.

Name	Targeted Value at the 2005 Grant Date ($)	Amount of Payout in 2009 ($)

J. G. Drosdick	2,481,280	688,365

T. P. Delaney	110,882	30,761

T. W. Hofmann	531,924	147,568

R. W. Owens	500,908	138,964

V. J. Kelley	168,262	46,680

R. D. Naku	252,780	70,127

♦	Other Long-Term Incentive Awards:

➢      Retention or Service-Based Common Stock Unit Awards.    Another key element of Sunoco’s compensation program is retention or service-based common stock units, which may be granted under the LTPEP II. These awards are provided on a selective basis as an incentive to attract and retain executives, and are conditioned upon the recipient’s continued employment with Sunoco throughout a stated period, which may be from three to five years. For the awards granted in 2008 see the Grants of Plan-Based Awards in 2008 table on page 54.

♦	Policies:

➢      Equity Awards Policy:    The Committee has a written policy which codifies the equity award procedures. Under the policy, equity awards to employees must be approved at a meeting of the Committee, except that they may be approved by unanimous written consent of the Committee in exigent circumstances. Annual long-term incentive equity awards are granted at the Committee’s meeting each December. The grant date is the date of the meeting. Sunoco’s current practice is to generally set the dates for the regular Board and Committee meetings five years in advance of the meeting. For equity awards to new employees approved in advance by the Committee prior to the employee’s employment starting date, the grant date is the last New York Stock Exchange, or NYSE, trading day of the calendar month in which the employment starting date falls. For all other equity awards, the grant date is the date of the Committee’s meeting at which the award was approved. The exercise price for stock options is equal to the closing price of a share of Sunoco’s common stock on the NYSE on the applicable grant date. The Committee may, in its discretion, refrain from approving grants of equity awards to employees if the meeting at which such approval is to be considered occurs during a period in which management is in possession of material non-public information. Approval of such equity awards may be deferred to the next Committee meeting. No grants were deferred in 2008. When approving grants to the employees, the Committee considers information or recommendations provided by the CEO, except with respect to the CEO’s own grants.

➢      Executive Stock Ownership Guidelines:    The executive stock ownership guidelines were first adopted in 1997 to reinforce the commitment of management to Sunoco’s success. Sunoco and the Committee consider stock ownership by executives to be an important means of linking executive interests directly to those of shareholders. Sunoco maintains stock ownership guidelines for its approximately 40 top executives. The amount of Sunoco stock required to be owned increases with the level of responsibility. The current guidelines are:

Position	Ownership Guideline

Chief Executive Officer	Six times base salary

Other Senior Executives (including the other NEOs)	Three times base salary

Other Executives	One times base salary

Shares that the executives have the right to acquire through the exercise of stock options or which may be earned at some time in the future through the potential payout of performance-based CSUs are not included in the calculation of stock ownership until any such rights result in the actual ownership of shares of common stock. New participants or those promoted to a new position are expected to reach their respective stock ownership goals by the end of a five-year period. In 2004, the Committee adopted a “holding period” requirement for stock option exercises for the CEO and other senior executives in addition to the stock ownership guidelines. Senior executives who are below their ownership guidelines are expected to retain shares equal to 100% of the after-tax gain on the option exercise, and senior executives who are above their stock ownership guidelines and who are exercising stock options are expected to retain shares equal to 50% of the after-tax gain on the option exercises for one year from the date of exercise. At January 1, 2009, the CEO and the other NEOs who are current employees were in compliance with the stock ownership guidelines, except for Mr. Owens, who had previously been in compliance until the Wall Street financial crisis and its impact on the stock market.

➢      Insider Trading (including Hedging) Policy:    Sunoco employees are subject to Sunoco’s Insider Trading Policy, which, among other things, prohibits an employee from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities. This does not include Sunoco stock options exercised in accordance with the terms of Sunoco’s stock option plan.

➢      Clawback/Recoupment Policy:    In 2008, management recommended, and the Compensation Committee approved, amendments to Sunoco’s Executive Incentive Plan, or EIP, and the Long-Term Performance Enhancement Plan II, or LTPEP II, to incorporate a “clawback” policy with regard to the annual incentive and long-term incentive equity awards in the case of a financial restatement that was the result of employee misconduct, or in the case of fraud, embezzlement or other serious misconduct that was materially detrimental to Sunoco. The policy applies to the top approximately 40 executives for the LTPEP II and the top approximately 200 executives for the EIP for the period from July 2, 2008 forward. The Compensation Committee retained discretion regarding application of the policy. The policy is incremental to other remedies that are available to the Company. In addition to Sunoco’s “clawback” policy, if the Company is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under Section 304 of the Sarbanes-Oxley Act of 2002, or SOX, the CEO and the CFO would have to reimburse Sunoco for any bonus or other incentive-based or equity-based compensation received by them from Sunoco during the 12-month period following the first filing with the SEC of the financial document that embodied the financial reporting requirement, and any profits realized from the sale of Sunoco stock during that 12-month period, to the extent required by SOX.

♦      Retirement Benefits:    Sunoco provides retirement benefits to most salaried and many hourly employees, which, under some plans, may vary depending on the employee’s hire date. Retirement benefits are provided to attract and retain employees and reward long-term employment. The NEOs participate in three plans that provide for retirement benefits—the Sunoco, Inc. Retirement Plan, or SCIRP, (a qualified plan under which benefits are subject to

IRS limits for pay and amount), the Pension Restoration Plan (a nonqualified, unfunded plan that provides retirement benefits that would otherwise be provided under SCIRP except for IRS limits) and the Sunoco, Inc. Executive Retirement Plan, or SERP, (a nonqualified, unfunded plan available to the NEOs which may provide to certain eligible executives supplemental pension benefits over and above an NEO’s benefits under SCIRP and the Pension Restoration Plan). Under SCIRP, executives hired before January 1, 1987 participate in both a “final average pay” formula and a “cash balance” formula, and receive the higher benefit under the two formulas at retirement or termination of employment. Those executives hired on or after January 1, 1987 participate in a “cash balance” formula, which provides a benefit based on “career pay” rather than “final average pay.” The SERP was designed to attract mid-career senior executives by providing a competitive benefit, which includes accelerated benefit accruals to offset the loss in pension benefits due to a break in service when leaving a prior employer before retirement age. Since 1996, the ability to hire mid-career executives has been extremely important to Sunoco as Ms. Elsenhans, Mr. Drosdick and about 45% of the approximately 40 top executives, were mid-career hires. Any NEO’s benefit under SERP is offset by benefits provided under SCIRP and the Pension Restoration Plan. In 2003, Sunoco amended the SERP in order to enhance the benefit for the then CEO, Mr. Drosdick. In 2003, the Committee determined that Sunoco was at a critical stage of its long-range strategic plan, and wanted to incent Mr. Drosdick to stay with Sunoco to see the plan through. The enhanced benefit provided Mr. Drosdick with a pension value similar to other oil industry CEOs, and provided an incentive for Mr. Drosdick to remain with Sunoco through age 65. Mr. Drosdick’s benefit vested in November 2006, and increased his projected annual benefit at age 65 from approximately 40% of his final average pay to 60% of his final average pay. Mr. Drosdick retired from Sunoco in August 2008 at the age of 65. Ms. Elsenhans, the current CEO, does not have the enhanced SERP benefit and will receive standard benefits under the SERP. The present values of each NEO’s accumulated pension benefit as of year-end 2008 are included in the Pension Benefits table on page 60. More detailed descriptions of SCIRP, the Pension Restoration Plan and SERP are included in the narrative accompanying the table.

♦      Perquisites:    Perquisites are reviewed each year by the Committee. Any perquisites that are outside Sunoco’s policies must be pre-approved by the Committee. In 2006, several perquisites were eliminated. Mr. Drosdick had only one perquisite—personal use of the corporate aircraft for safety/security reasons. Ms. Elsenhans, who joined Sunoco in August 2008, had only two perquisites in 2008 – moving and relocation expenses, and limited personal use of the corporate aircraft, also for safety/security reasons. The moving and relocation benefit included a home purchase option that Ms. Elsenhans may use for a period up to two years until August 4, 2010. With regard to personal use of the corporate aircraft, Sunoco currently has plans to divest its aircraft. Until such time as the aircraft are divested, Ms. Elsenhans will continue to have limited personal use of the corporate aircraft. Both Mr. Drosdick and Ms. Elsenhans have had the ability to have a spouse and/or family member accompany him or her on business or personal trips. The other NEOs are permitted to have a spouse and/or family member accompany the NEO on a business trip. Neither Ms. Elsenhans nor Mr. Drosdick received a gross-up for taxes in connection with personal use of the corporate aircraft. The perquisites of the other NEOs consist of parking at corporate headquarters and limited home security monitoring, which are provided primarily for the safety/security and productivity of the NEO. A financial counseling allowance was discontinued beginning on January 1, 2007; however, any NEO who had a balance remaining that was accrued prior to 2005 is allowed to draw down the balance until depleted or, if the NEO leaves Sunoco, the balance is paid out to the NEO. The NEOs do not receive personal country club memberships, which were discontinued as a perquisite in 2006. Sunoco has several corporate country club memberships which are used primarily for business purposes. However, a corporate country club may be incidentally used for personal reasons, in which case the executive is required to reimburse Sunoco for all associated out of pocket expenses. When this incidental personal use occurs, the executive is imputed income for a prorated portion of the annual dues paid by Sunoco. This personal use also represents a perquisite. An executive does not receive a gross-up for taxes in connection with parking, home security monitoring, the imputed income based on the personal use of a corporate country club membership, or for a spousal flight on the corporate aircraft when accompanying the executive on business unless there is a specific business purpose. An executive may receive a gross-up on taxable expenses in connection with moving and relocation (which is provided to all employees under the Company’s Moving and Relocation Policy). The dollar amount of the perquisites received by the NEOs in 2008 is included in the Summary Compensation Table on page 49, under “All Other Compensation” and in the table on page 55. Additional information regarding the remaining financial counseling balances is included in the Nonqualified Deferred Compensation in 2008 table on page 65.

Other Benefits:    Sunoco offers its NEOs and other salaried employees a competitive benefits package. The NEOs participate in the same basic benefits package and on the same terms as other eligible Company employees. The benefits package includes a savings program as well as medical and dental benefits (including the option of “flexible spending accounts”), disability benefits, insurance (life, travel accident), occupational death benefits, and vacations and holidays.

♦      Savings Plans:    Sunoco offers to all employees the opportunity to participate in the Sunoco Capital Accumulation Plan, or SunCAP, Sunoco’s 401(k) plan, which is a long-term investment (qualified defined contribution) plan designed primarily to help participating employees accumulate funds for retirement. SunCAP is a voluntary program. Employees that elect to participate may make contributions immediately. Sunoco matches up to 5% of base pay contributed to SunCAP dollar-for-dollar for all employees with at least one year of service with the Company. The employee elects how his/her contributions and the Company’s matching contribution are invested. The NEOs may also participate in the Sunoco, Inc. Savings Restoration Plan, a nonqualified deferred compensation plan that is made available to employees who participate in SunCAP and who may be subject to a compensation limitation and/or a contributions limitation under SunCAP pursuant to the Internal Revenue Service, or IRS, limits. Under the Savings Restoration Plan, the participant may contribute to an account an amount in excess of the applicable IRS limits up to 5% of base salary. Matching contributions by Sunoco are credited to the NEOs’ accounts to the extent that they would otherwise be made under SunCAP (up to a maximum of 5% of base salary). The amounts of the Company matches under SunCAP and the Savings Restoration Plan that were made for the NEOs in 2008 are included in the Summary Compensation Table on page 49 under “All Other Compensation” and in the table on page 55. Additional information regarding the NEOs’ participation in the Savings Restoration Plan is included in the Nonqualified Deferred Compensation in 2008 table on page 65.

Severance and Change-in-Control Benefits:    Every executive, including each NEO, is an employee at will. This means that Sunoco may terminate employment at any time, with or without notice, and with or without cause or reason. Each of the NEOs serves without an employment agreement. Any severance or similar agreements or provisions and payments to be made to an NEO must be reviewed and approved in advance by the Committee.

Upon certain types of termination of employment and in the event of a change in control of Sunoco, certain benefits may be paid or provided to the NEOs pursuant to plans that are described below. These plans were approved by the Committee or by the full Board. Sunoco believes that severance protections can play a role in attracting and retaining key executives, including the NEOs, particularly in light of the fact that there has been much consolidation in the energy industry in recent years.

♦      The Sunoco, Inc. Executive Involuntary Severance Plan, or the Involuntary Severance Plan, is maintained by Sunoco for the purpose of providing severance to executives whose employment is terminated by Sunoco other than for cause (for the definition, please refer to page 68 under “Other Potential Post-Employment Payments”). In recognition of their past service to Sunoco, the plan is intended to assist the executive in transition from employment at Sunoco. The amount or kind of benefit to be provided is based on the executive’s position and compensation at the time of termination. The plans are more fully described in “Other Potential Post-Employment Payments” beginning on page 67.

♦      The Sunoco, Inc. Special Executive Severance Plan, or the CIC Plan, is maintained for the purpose of providing severance to executives whose employment is involuntarily terminated or if the executive resigns for good reason in connection with or following a change in control of Sunoco. The plan was adopted to retain executives in the event of a change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the departure or distraction of key management personnel. A potential change in control can create uncertainty regarding continued employment since such transactions can result in significant organizational changes. The Board of Directors determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties without distraction. Since Sunoco does not believe that the NEOs should be entitled to receive the severance benefits solely because of a change in control event, the severance benefits are triggered only if there is also an actual or constructive termination of employment. In the event of a change in control, the NEOs’ outstanding stock options become immediately exercisable and outstanding performance-based CSUs become immediately payable according to a formula without the requirement that the NEO also be actually or constructively terminated.

With regard to a change in control, excess parachute payments are subjected to an excise tax payable by the recipient under Section 280G of the Internal Revenue Code, or the IRC, which also disallows the deduction by Sunoco of certain payments made to “disqualified individuals” that are contingent on a change in control. Because the excise tax can discriminate against those that do not exercise stock options versus those that do, among other things, Sunoco and the Committee believed that the provision of an excise tax gross-up in the CIC Plan was appropriate. In some cases, actual severance payments will be reduced to eliminate/reduce the Company’s cost of the gross-up. See “Accounting and Tax Consequences—Change in Control—Federal Tax Consequences” below for information regarding this tax. Executives who joined and will join Sunoco after November 25, 2008 and who are eligible to participate in the CIC Plan, are not and will not be entitled to the 280G excise tax gross-up provided under the Plan. Executives who were entitled to receive the 280G excise tax gross-up prior to November 25, 2008 were “grandfathered” and will continue to be entitled to the 280G excise tax gross-up.

In the event of a change in control, a Deferred Compensation and Benefits Trust, or the Trust, may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and other arrangements, including the CIC Plan, the Pension Restoration Plan, Executive Retirement Plan, or SERP, and the Indemnification Agreements entered into with the NEOs (and other key executives and other management personnel) (see page 76). Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Additional information regarding the CIC plans can be found under “Other Potential Post-Employment Payments” beginning on page 67. Estimated benefits that would be payable under certain scenarios should they have occurred at December 31, 2008, can also be found under that section.

The Compensation Process:

A description of the compensation that Sunoco pays its executives and WHY it pays that compensation is described above. The following information describes the methodology and process, together with the advisors that are used in determining the compensation that is paid (i.e., HOW the compensation process works).

♦	Compensation Methodology and Process:

➢       External Advisors and Internal Support:    The Committee reviews the effectiveness and competitiveness of the executive compensation structure in the context of the foregoing philosophy and objectives, with the assistance of external consultants and internal executive and staff support. Towers Perrin, management’s compensation consultant, collects comparative executive compensation data with regard to the senior leadership team (including the CEO) for review by the Committee. Since 2007, the Committee has directly engaged Semler Brossy Consulting Group, LLC, or Semler Brossy, as its independent compensation consultant. Semler Brossy has responsibility for working with the Committee, and will not perform any work for nor receive any compensation from management. The scope of Semler Brossy’s engagement includes counseling/advising the Committee regarding: the Company’s executive compensation program; CEO compensation; proposed senior leadership team compensation; materials to be delivered to the Committee; and such other special projects assigned by the Committee. Towers Perrin continues to provide data and analysis for management, some of which may be presented to the Committee for review. Semler Brossy provides a separate, independent review of Towers Perrin’s information for the Committee. Sunoco’s Chief Human Resources Officer (who is management’s liaison to the Committee) and its Chief Governance Officer provide additional counsel, data and analysis as requested by the Committee. The CEO, Chief Human Resources Officer and the Chief Governance Officer work with internal resources and the compensation consultants to design programs, implement Committee decisions, and recommend amendments to existing, or adoption of new, compensation and benefits programs applicable to the executive level employees, as well as prepare necessary briefing materials for the Committee’s review as part of its decision-making process. The CEO is not a member of the Committee, but he/she does attend Committee meetings. He/she makes recommendations on the compensation of the other members of the senior leadership team. However, he/she is not in attendance when the Committee makes decisions with regard to his/her compensation. The CEO has input with regard to the setting of the goals or performance criteria for the incentive plans; however, the Committee, with the assistance and input of Semler Brossy, ultimately makes all final decisions with regard to setting goals or performance criteria. The CEO does not meet with the Committee’s independent compensation consultant regarding compensation other than attending the Committee meetings where they are also in attendance or at the request of the Committee.

➢       Comparator Group:    Towers Perrin provides the Committee with information on compensation trends, and annually provides relevant Market Data (defined below) and alternatives for the Committee to consider when setting target compensation levels. They also provide information concerning practices of Sunoco’s peer companies, other oil companies and companies in general industry in order to assure that Sunoco’s programs are market-competitive, and to determine target compensation. The peer companies reviewed for 2008 compensation consisted of ConocoPhillips, Frontier Oil, Hess, Marathon, Murphy Oil, Tesoro and Valero. Lyondell was excluded due to its merger with Basell Industries. For the December 2008 performance-based CSUs, the Committee added Holly and Western Refining because they are primarily refiners and dropped ConocoPhillips because it is significantly larger than other companies in the peer group and has sizeable exploration and production businesses. In an effort to find the most appropriate mix of peer companies, the Committee chose companies that include independent refiners and other companies with a significant refining presence. Because Sunoco and the Committee believe that the Company’s direct competition for executive talent is broader than the peer group, the Committee generally reviews compensation practices of other companies in the oil industry (some or all of the companies to the extent that they have comparable job positions), and general industry (adjusted for relative revenues) (collectively “Market Data”). The oil industry and general industry data are obtained from the following surveys: Towers Perrin’s Oil Industry Job Match Survey (which included twelve companies, including some of Sunoco’s peer companies: Anadarko Petroleum, British Petroleum, Chevron, ConocoPhillips, Devon Energy, ExxonMobil, Hess, Marathon, Occidental Petroleum, Shell Oil, Tesoro and Valero Energy), which was adjusted for asset size and complexity, and Towers Perrin’s General Industry Executive Compensation Database (which included data from approximately 300 companies from the following industry groups: aerospace/defense and automotive and transportation vehicles; chemicals and gases; consumer products (durable); consumer products (non-durable); electronic, electrical and scientific equipment components; food and beverage producers and processors; metals and mining; oil and gas exploration and production; pharmaceutical and biotechnology, hardware, semiconductors, software products and services, and telecommunications products and services). For comparison purposes, due to the variance in size among the companies in the general industry group, regression analysis is used to determine the relationship between data. In this case, it is used to adjust the data for differences in company revenues to be comparable to Sunoco. The Market Data general industry comparisons are developed using a three-year average revenue scope for Sunoco, which has been less than Sunoco’s actual revenues (excluding excise taxes). Towers Perrin, when compiling the Market Data, excludes any one-time awards given to executives of the other companies for special circumstances.

➢       Benchmarking:    The Committee reviews the compensation data for each position in Sunoco’s senior leadership team, including each individual NEO, compared to the compensation of executives in similar positions with similar responsibility levels in the Market Data by pay type (including base salary, annual incentive and long-term incentives, i.e., total direct compensation). In its review of the 2008 compensation of the NEOs, the Committee primarily reviewed the compensation practices of the following comparator groups:

Named Executive Officer	Comparator Groups
	Sunoco’s Peer Companies	Other Oil Companies	General Industry

L. L. Elsenhans	X	X	X

J. G. Drosdick	X	X	X

T. P. Delaney	Not benchmarked since serving in an interim capacity.

T. W. Hofmann	X	X	X

R. W. Owens		X

M. J. Thomson			X

V. J. Kelley		X

R. D. Naku		X	X

♦      Use of Tally Sheets:    For the past five years, the Committee has been using “tally sheets” as a tool to assist in its review of executive compensation. The Committee has annually reviewed the tally sheets, which contain all components of the CEO’s and the other NEOs’ current and historical (last 5 years) compensation, which helps place the compensation in context when the Committee is setting the current compensation. In addition, in consultation with

Semler Brossy, Towers Perrin, and management, the Committee has annually reviewed the estimated compensation that would be received by the CEO and the other NEOs under various scenarios, including normal retirement and voluntary termination, involuntary termination, and involuntary termination due to a change in control of Sunoco. The tally sheets and the scenario information provide the potential cost to Sunoco. The review of the post-employment scenarios allows the Committee to see if the post-employment programs are working as intended. The Committee has concluded that current and future performance and results for shareholders, not prior compensation nor amounts realized or realizable from prior awards, should be the governing factors in setting current NEO compensation. The Committee believes that using prior compensation or amounts realized or realizable from prior awards in setting current compensation would send the wrong message to executives that they may be penalized as a result of prior success.

Other Compensation Information:

Accounting and Tax Consequences:    The following describes certain accounting and tax treatments that have an impact on or relate to the compensation philosophy or relate to certain forms of compensation.

♦      Tax Deductibility of Compensation:    Under Section 162(m) of the IRC, publicly held corporations may not take a deduction for compensation in excess of $1 million paid to any individual employed as of the close of the taxable year who at that time is the CEO, or one of three highest paid officers (other than the CEO and CFO), during the fiscal year, unless certain requirements are met. While the Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers, the Committee does not have a policy that all compensation must be deductible. The Committee believes that it is in the best interest of Sunoco for the Committee to retain flexibility and discretion to make compensation awards in order to foster achievement of corporate goals, including performance goals established by the Committee, as well as other goals deemed important to Sunoco’s success, such as encouraging employee retention, and rewarding achievement. Accordingly, the Committee reserves the right to pay non-deductible amounts in executive compensation if it determines that would be in the best interests of the Company and its shareholders. Sunoco believes that the annual incentive awards under the Executive Incentive Plan and the stock options and performance-based CSU grants under the LTPEP II qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Base salary and perquisites do not qualify as “performance-based” compensation and are subject to Section 162(m) deduction restrictions. In 2008, as the base salary and perquisites of Ms. Elsenhans did not exceed $1 million, her base salary and the costs of her perquisites (and any associated tax gross-ups), are deductible. However, the deductibility by Sunoco of personal use of the corporate aircraft has been limited pursuant to the American Jobs Creation Act.

♦	Long-Term Incentives:

➢      Accounting:    The long-term incentive compensation is all stock-based, although it may be payable in common stock or cash. The accounting treatment for the long-term incentive compensation is specified by Statement of Financial Accounting Standards No.123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). For accounting purposes, stock options are valued using the Black-Scholes pricing model, based on expected life expectancy of the option, risk-free interest rate, dividend yield and volatility. CSUs payable in cash are marked to market on a quarterly basis to reflect changes in the price of the Company’s common stock and projected performance factors. For CSUs which have a performance condition related to the market value of such stock (e.g., TSR) and are payable in shares of Sunoco common stock, the awards are valued using a Monte Carlo simulation generally as of the date of grant. For other performance-based CSUs payable in Sunoco common stock, the market value of Sunoco common stock on the date of grant is used for determining the expense with an adjustment for the actual performance factors achieved. Accordingly, the expense for performance-based CSUs which are payable in stock are generally not adjusted for changes in the market price of Sunoco’s common stock after the date of grant. The expenses for stock options and CSUs are recognized ratably over the vesting period. For awards made prior to December 3, 2008, expense recognition was accelerated for full vesting at retirement eligibility dates.

♦      Deferred Compensation:    In October 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. All of Sunoco’s nonqualified deferred compensation plans (including the Sunoco, Inc. Executive Retirement Plan and the Pension Restoration Plan) have been amended to comply with the requirements of IRC Section 409A and the guidance and regulations promulgated under that section. A more detailed discussion of Sunoco’s nonqualified deferred compensation arrangements is provided under “Nonqualified Deferred Compensation in 2008” beginning on page 65.

♦	Change in Control:

➢      Federal Tax Consequences:    With regard to a change in control of the Company, Section 280G of the IRC disallows the deduction of certain payments made to “disqualified individuals” that are contingent on a change in control. A change in control is defined in Sunoco’s plans as the occurrence of certain events, including the acquisition by a third party of 20% or more of Sunoco’s outstanding voting securities, a change in the majority of the Board of Directors, consummation of a reorganization, merger, consolidation, sale of a substantial portion of corporate assets, or shareholder approval of a liquidation or dissolution of Sunoco, subject, in each case, to certain exceptions. Section 280G provides that where payments to a disqualified individual that are contingent on a change in control exceed three times the individual’s annualized compensation for the previous five taxable years (the “base amount”), then the deduction of all such compensation contingent on a change in control is disallowed to the extent that it exceeds the base amount (“excess parachute payment”). Payments from the CIC Plan, SERP, Pension Restoration Plan, and LTPEP II may be made contingent on a change in control. Section 4999 of the IRC imposes a tax equal to 20% of the amount of any excess parachute payment on the recipient of the payment. Under the terms of the CIC Plan, the recipient of an excess parachute payment will receive an excise tax gross-up to offset the impact of the excise tax imposed pursuant to Section 4999 of the IRC, which will result in the receipt of the same after-tax payments as if the IRC Section 4999 tax did not apply. The CIC Plan provides that an individual will only be entitled to the excise tax gross up if parachute payments to the individual equal or exceed 110% of the “safe harbor” amount under Section 280G of the IRC. In the event that parachute payments to an individual do not exceed the threshold of 110% of the “safe harbor”, the CIC payments to the individual will be reduced to the “safe harbor” amount, so that no excise tax would be imposed. In addition, executives who joined and will join Sunoco after November 25, 2008 and who are eligible to participate in the CIC Plan, will not be entitled to the 280G excise tax gross-up provided under the Plan. Executives who were entitled to receive the 280G excise tax gross-up prior to November 25, 2008 were “grandfathered” and will continue to be entitled to the 280G excise tax gross-up.

EXECUTIVE COMPENSATION

Governance

The Compensation Committee, or the Committee, has responsibility for setting and administering the policies that govern Sunoco’s executive compensation program. The Committee is composed of non-employee, independent directors. In addition to Committee processes that are discussed in the CD&A on pages 43 to 45, the Committee has the following additional processes in place.

The Committee annually reviews tally sheets that set forth the Company’s total compensation obligations to the CEO and the senior executives under various scenarios, including voluntary termination, normal retirement, involuntary termination and involuntary termination due to a change-in-control of the Company. In connection with making the annual executive compensation awards, the Committee also reviews tally sheets setting forth each senior executive’s total compensation, including the executive’s realized compensation from the prior year, the targeted and projected compensation for the current year, and targeted compensation for the coming year. The Committee annually reviews the perquisites of the CEO and the other NEOs as well as their compliance with Sunoco’s policies regarding perquisites. The Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any senior executive. The Committee receives reports from the Company’s Chief Governance Officer as to current governance trends and shareholder views and positions in the area of executive compensation, and may change its practices as it deems appropriate. There is a formal orientation program to help ensure that new Committee members understand the work of the Committee thoroughly and can contribute more fully.

The agendas for the Committee’s meetings are determined by the Committee’s Chair with the assistance of the Senior Vice President and Chief Human Resources Officer (the Committee’s management liaison) and the Chief Governance Officer. The draft meeting materials are sent in advance to the Committee Chair, and a conference call is held with the Chair, the compensation consultants, the Senior Vice President and Chief Human Resources Officer and the Chief Governance Officer to review and provide comments on the draft agenda and materials. As a result, the agenda and materials are usually changed. The agenda and materials are mailed to the Committee members approximately one week before the meeting. After each regularly scheduled meeting, the Committee meets in two executive sessions. The first session consists only of Committee members and their independent compensation consultant. The second session consists of the Committee members only. The Committee Chair reports on Committee actions to the full Board of Directors at each regularly scheduled Board meeting. The Committee has authority to retain, approve fees and terminate advisors, consultants and agents as it deems necessary to assist in fulfillment of its responsibilities.

Named Executive Officers

LYNN L. ELSENHANS, 52 Chairman, Chief Executive Officer and President, Sunoco, Inc., and Chairman of the Board of Directors, Sunoco Partners LLC	Ms. Elsenhans was elected Chairman of Sunoco, Inc. effective in January 2009 and had previously been elected Chief Executive Officer and President of Sunoco, Inc. effective in August 2008. She was Executive Vice President, Global Manufacturing, Shell Downstream, Inc., a subsidiary of Royal Dutch Shell plc, from January 2005 to August 2008. She was President of Shell Oil Company from June 2003 until March 2005, and President and Chief Executive Officer of Shell Oil Products U.S. from June 2003 until January 2005. Ms. Elsenhans was appointed Chairman of the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., in October 2008 and had previously been elected one of its directors effective in August 2008.

JOHN G. DROSDICK, 65 Retired Chairman, Chief Executive Officer and President, Sunoco, Inc., and Retired Chairman of the Board of Directors, Sunoco Partners LLC	Mr. Drosdick was non-executive Chairman of the Board of Sunoco from August 2008 to December 2008. He served as Chairman and Chief Executive Officer of Sunoco, Inc. from May 2000 until August 2008. He had been President from December 1996 until August 2008, and a director from December 1996 through December 2008. Mr. Drosdick was Chairman of the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., from October 2001 until October 2008.

TERENCE P. DELANEY, 53 Interim Chief Financial Officer	Mr. Delaney was elected to his present position in December 2008. He was Vice President, Investor Relations and Planning from January 2003 to December 2008.

THOMAS W. HOFMANN, 57 Retired Senior Vice President and Chief Financial Officer	Mr. Hofmann was Senior Vice President and Chief Financial Officer from January 2002 until December 2008.

ROBERT W. OWENS, 55 Senior Vice President, Marketing	Mr. Owens was elected to his present position in September 2001.

MICHAEL J. THOMSON, 50 Senior Vice President, Sunoco, Inc. and President, SunCoke Energy, Inc.	Mr. Thomson was elected to his present position in May 2008. He was Vice President, Sunoco, Inc. and Executive Vice President, SunCoke Energy, Inc. from March 2007 to May 2008 and held the additional position of Chief Operating Officer, SunCoke Energy, Inc. from January 2008 to May 2008. He was President, PSEG Fossil LLC from August 2003 to February 2007.

VINCENT J. KELLEY, 49 Senior Vice President, Refining and Supply	Mr. Kelley was elected to his present position in October 2008. He was Senior Vice President, Refining from February 2006 to October 2008 and Vice President, Northeast Refining from March 2001 to February 2006.

ROLF D. NAKU, 58 Former Senior Vice President, Human Resources and Public Affairs	Mr. Naku was Senior Vice President, Human Resources and Public Affairs from January 2003 until December 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table summarizes the total compensation earned by the CEO, CFO, and the next three most highly compensated executives of Sunoco, as well as the retired CEO, retired CFO and one former executive (the “NEOs”) for 2008, and, for those NEOs previously in the table, for 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen- sation[3] ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings[4] ($)		All Other Compen- sation[5] ($)		Total ($)

L. L. Elsenhans, Chairman, Chief Executive Officer and President	2008	515,077	-0-	333,332	62,943	794,007	62,081		173,290	[6]	1,940,730

J. G. Drosdick, Retired Chairman, Chief Executive Officer and President	2008	758,308	-0-	(893,355)	-0-	1,169,836	899,324	[9]	608,091	[7]	2,542,204
	2007	1,200,000	-0-	6,433,935	3,564,766	1,826,496	2,217,906	[8,9]	165,473	[7]	15,408,576
	2006	1,140,000	-0-	6,484,720	4,920,751	1,840,781	8,414,387	[9]	156,371	[7]	22,957,010

T. P. Delaney, Interim Chief Financial Officer	2008	270,000	-0-	62,422	109,626	158,193	93,732		20,750		714,723

T. W. Hofmann, Retired Senior Vice President and Chief Financial Officer	2008	523,962	-0-	(238,261)	-0-	509,461	1,430,848		125,188	[10]	2,351,198
	2007	525,000	-0-	1,640,819	874,722	466,137	83,694	[8]	48,574	[10]	3,638,946
	2006	500,000	-0-	1,504,700	1,197,951	470,960	1,576,119		54,576	[10]	5,304,306

R. W. Owens, Senior Vice President, Marketing	2008	498,000	-0-	443,105	523,442	443,419	241,283	[11]	31,659		2,180,908
	2007	482,000	-0-	1,240,654	666,176	430,657	0	[11]	31,918		2,851,405
	2006	465,750	-0-	900,991	579,512	438,699	884,958		34,549		3,304,459

M. J. Thomson, Senior Vice President, Sunoco, Inc. and President, SunCoke Energy, Inc.	2008	436,377	-0-	347,507	324,920	377,806	87,898		407,390	[12]	1,981,898

V. J. Kelley, Senior Vice President, Refining and Supply	2008	483,846	-0-	290,676	335,805	433,107	88,931		30,525		1,662,890

R. D. Naku, Former Senior Vice President, Human Resources and Public Affairs	2008	363,096	-0-	18,611	-0-	282,438	800,652		1,048,798	[13]	2,513,595

NOTES TO TABLE:

[1]

The NEOs’ CSU awards in December 2008 are payable in stock; prior awards are generally payable in cash. In accordance with SFAS 123R, the awards payable in stock and cash are adjusted for projected performance factors, and awards payable generally cash are also marked to market until fully vested to reflect changes in the Company common stock prices. The amounts included in this column reflect the compensation costs associated with CSU awards recognized as expense in Sunoco’s financial statements in accordance with SFAS 123R, including dividend equivalents related to their awards. The stock awards that are performance-based have a three-year performance period. The service/retention-based CSUs have vesting periods ranging from three to five years. No expense was recognized in 2008 for the December 2008 performance-based CSUs since the performance goals were not set for the January 1, 2009 – December 31, 2011 performance period until January 2009. In addition, Messrs. Drosdick, Hofmann, Naku and Owens either retired or were retirement eligible, and were no longer employed by Sunoco at the time the awards were granted. Under SFAS 123R, the expense recognition for their December 2007 and 2006 awards, as applicable, has been fully recognized when they became retirement-eligible rather than over the three-year period. The expense for the CSU awards is based on the price of Sunoco’s common stock at December 31, 2008 and 2007 and December 29, 2006, respectively. The following table summarizes the 2008, 2007 and 2006 expense amounts by grant date of the award:

2003-2008 CSU Awards – 123R Expense

Name	Year	2003 Awards ($)	2004 Awards ($)	2005 Awards ($)	2006 Awards ($)	2007 Awards ($)	2008 Awards ($)(a)	Total ($)

L. L. Elsenhans	2008						333,332	333,332

J. G. Drosdick	2008			182,701	(128,078)	(947,978)		(893,355)
	2007		3,755,144	249,597	(967,518)	3,396,712		6,433,935
	2006	1,972,360	1,967,529	188,247	2,356,584			6,484,720

T. P. Delaney	2008			8,165	17,963	36,294		62,422

T. W. Hofmann	2008			39,168	(32,197)	(245,232)		(238,261)
	2007		951,840	53,506	(243,224)	878,697		1,640,819
	2006	373,202	498,722	40,356	592,420			1,504,700

R. W. Owens	2008			36,884	53,708	352,513		443,105
	2007		897,246	50,387	187,017	106,004		1,240,654
	2006	364,983	470,117	38,002	27,889			900,991

M. J. Thomson	2008					316,832	30,675	347,507

V. J. Kelley	2008			12,391	57,910	220,375		290,676

R. D. Naku	2008			18,611				18,611

(a)	The awards expense in this column is for retention-based awards made during 2008.

NOTES TO TABLE: (CONTINUED)

[2]

The amounts included in this column reflect the compensation costs associated with stock option awards recognized as expense in Sunoco’s financial statements in accordance with SFAS 123R. Options granted prior to December 2008 were exercisable two years after the date of grant. The options awarded in December 2008 vest in one-third installments beginning on the first anniversary of the date of grant. In addition, Messrs. Drosdick, Hofmann, Naku and Owens either retired or were retirement eligible. Under SFAS 123R, the full grant date fair value of their December 2007 and 2006 awards was recognized when they became retirement-eligible rather than over a two-year vesting period. For awards granted in December 2008, there was no accelerated vesting for retirement-eligible employees. As noted in the Notes to the Consolidated Financial Statements, Note 17, in the Sunoco, Inc. 2008, 2007 and 2006 Annual Reports on Form 10-K, the value used for recognition of expense for stock options was calculated using the Black-Scholes option pricing model based on weighted-average assumptions. The assumptions for the 2008, 2007 and 2006 awards are the following:

Expense Recognition Assumptions – Stock Option Awards

	2004	2005	2006	2007	2008

Expected Life (years)	5	5	5	5	5

Risk Free Interest Rate	3.8%	4.5%	4.4%	3.5%	1.4%

Dividend Yield	1.5%	1.0%	1.5%	1.7%	3.4%

Expected Volatility	27.4%	27.7%	28.8%	29.0%	35.6%

The following table summarizes the 2008, 2007 and 2006 expense amounts by grant date of the award:

2004-2008 Stock Option Awards – 123R Expense

Name	Year	2004 Awards ($)	2005 Awards ($)	2006 Awards ($)	2007 Awards ($)	2008 Awards ($)	Total ($)

L. L. Elsenhans	2008					62,943	62,943

J. G. Drosdick	2008
	2007		1,189,210		2,375,556		3,564,766
	2006	1,184,966	1,297,320	2,438,465			4,920,751

T. P. Delaney	2008			53,872	52,983	2,771	109,626

T. W. Hofmann	2008
	2007		260,792		613,930		874,722
	2006	301,263	284,500	612,188			1,197,951

R. W. Owens	2008			144,476	371,442	7,524	523,442
	2007		245,144	346,744	74,288		666,176
	2006	283,187	267,430	28,895			579,512

M. J. Thomson	2008				318,590	6,330	324,920

V. J. Kelley	2008			136,533	189,225	10,047	335,805

R. D. Naku	2008

[3]

The amounts in this column are the annual incentive amounts. The performance factors for the NEOs ranged between 127.2% and 134.2%; for 2008, between 126.19% and 130.04% for 2007 and between 130.36% and 138.76% for 2006. The awards were paid in cash early in the year following the end of the performance period.

NOTES TO TABLE: (CONTINUED)

[4]	The amounts in this column reflect the change in pension value. There were no above market deferred compensation earnings to be reported for 2006, 2007 or 2008.

[5]	For the components of the amounts in this column, see the Tables on page 55.

[6]

The amount includes the aggregate amount of $137,454 for perquisites in 2008. The perquisites include $5,478 representing incremental personal costs to Sunoco associated with use of the corporate aircraft, and $131,976 for moving and relocation expenses in connection with Ms. Elsenhans’ relocation to Philadelphia, PA from Houston, TX (including temporary living and relocation-related travel expenses). The Board of Directors recommended that Ms. Elsenhans use the corporate aircraft for personal use for safety/security reasons. Sunoco currently has plans to divest its corporate aircraft.

[7]

The amount shown for 2008 includes $80,368 for perquisites in 2008 representing the incremental cost to Sunoco for personal use of the corporate aircraft. Also included is $238,462 for unused vacation when Mr. Drosdick retired and $237,097 in fees paid to him for serving as non-executive Chairman of the Board from August 8, 2008 to December 31, 2008. The amount shown for 2007 includes $90,376 for perquisites in 2007 representing the incremental cost to Sunoco for personal use of the corporate aircraft. The amount shown for 2006 includes $77,855 for perquisites in 2006. The perquisites include $3,008 representing the cost to Sunoco for a company-provided leased car, which Mr. Drosdick returned in July 2006, and $74,847 representing the incremental cost to Sunoco for personal use of the corporate aircraft. The Board of Directors recommended that Mr. Drosdick use the corporate aircraft for personal use for safety/security reasons.

[8]

Beginning in 2008, the Pension Protection Act of 2006 changed the interest rate basis used to calculate the lump-sum distributions. The new basis is reflected in the change in pension value amounts in the table. The effect of the new basis was a slight increase in pension value for those assumed to retire in 2008 and a decrease for those assumed to retire after 2008.

[9]

The calculation of Mr. Drosdick’s enhanced SERP values in the Pension Benefits and Summary Compensation Tables apply the methodology and assumptions consistent with those used in the Company’s financial statements. The amount for 2006 reflects Mr. Drosdick’s enhanced SERP benefit, which vested after completion of ten years of service. When measuring the change in pension value for 2006, this benefit amount was assumed to accrue ratably during his first ten years of service at 10% per year. Mr. Drosdick became vested in this benefit in November 2006 having attained ten years of service with 100% of his expected retirement benefit taken into account in the present value at December 31, 2006. The change in pension value during 2006 was primarily comprised of a $1,712,572 increase attributed to ratably accruing for the value of the enhanced benefit from 90% at year-end 2005 to 100% at year-end 2006 and a $6,397,677 increase attributed to an increase in his consecutive three-year average earnings for compensation during 2006. The amounts were also influenced by changes in his three-year average earnings computation, retirement age, movement in interest rates and regulatory changes.

[10]

The amount shown for 2008 includes $81,115 for unused vacation paid upon Mr. Hofmann’s retirement. The amount shown for 2007 includes $14,740 for perquisites in 2007, of which $10,900 related to financial counseling (discontinued in 2007, except for accrued balances), and $3,840 for Company-provided parking at corporate headquarters. The amount shown for 2006 includes $20,653 for perquisites in 2006, of which $6,763 is related to allocation of corporate dues due to personal use of corporate club memberships (See narrative on p. 56), $10,050 for financial counseling, and $3,840 for Company-provided parking.

[11]

The amount for 2008 is based on a recalculation of Mr. Owens’ pension benefit values at December 31, 2007 reflecting an assumed retirement age of 62 which resulted in a total present accumulated value at December 31, 2007 of $3,459,222. For the amount for 2007, the proxy disclosure rules require the change in pension value to equal $0 if the actual calculation of the change in pension value is less than $0 (i.e., a decrease). The decrease in pension value for Mr. Owens was $302,671.

[12]

The amount shown includes $342,310 for perquisites in 2008, of which $342,065 is related to moving and relocation expenses in connection with his move to Knoxville, TN, including temporary living expenses, storage and closing costs.

[13]

The amount shown for 2008 includes $15,141 for perquisites in 2008, of which $10,000 related to the payment of Mr. Naku’s unused financial counseling allowance balance, $3,520 for Company-provided parking, $297 for home security monitoring and $1,324 for allocation of corporate dues due to personal use of a corporate club membership (see narrative on p. 56). Also included is $948,000 of accrued severance and $64,567 for unused vacation.

Salary:    Salaries were generally approved by the Compensation Committee in December of the preceding year, except in connection with a promotion or new hire. The amounts reflected in this column for 2008 for Ms. Elsenhans, Messrs. Drosdick, Hofmann and Naku are the salaries earned in 2008 for the period that they were employed by Sunoco. Mr. Kelley’s and Mr. Thomson’s 2008 salaries reflect a promotion that each received during the year.

Bonus:    The NEOs do not generally receive payments that would be characterized as “Bonus” payments. Sunoco’s annual incentive award is performance-based. The annual incentive awards received by the NEOs for 2008, 2007 and 2006 are included under “Non-Equity Incentive Plan Compensation”.

Stock Awards:    The amounts reflected in this column are the amounts expensed pertaining to the NEOs in Sunoco’s 2008, 2007 and 2006 financial statements in accordance with SFAS 123R. (See footnote 1 to the Summary Compensation Table above). The number of performance-based CSUs awarded to each NEO in 2008 is the target amount in the Grants of Plan-Based Awards in 2008 table below, under “Estimated Future Payouts Under Equity Incentive Plan Awards.” For the 2008 awards, payout will depend upon performance over the 2009-2011 performance period based on total shareholder return during the three-year performance period relative to Sunoco’s peer group. (See page 38 of the CD&A for the specific performance payout levels.) Although the long-term incentive plan, as approved by shareholders, allows for a maximum payout of 200%, the Compensation Committee decided to cap the maximum payout of the 2006, 2007 and 2008 awards at 150%. The actual payout of these awards may range from 0% to 150% based on actual results. Maximum payout can only occur if Sunoco ranks first among the peer group for each performance measures for the 2006 and 2007 awards, and the single performance goal for the 2008 awards. At the end of the performance period, to the extent the performance-based CSUs are paid out, each holder of the CSUs receives an amount equal to the cash dividends that would have been paid to such holder over the performance period had he or she been the holder of shares of Sunoco common stock equal to the number of performance-based CSUs that are paid out. Performance-based CSU awards vest upon completion of the three-year performance period. Upon retirement, death or permanent disability, performance-based CSUs continue to vest pursuant to the vesting schedule, but the actual payout, if any, continues to be dependent upon the performance levels achieved over the three-year performance period and will be prorated based on when retirement occurs during the performance period. Retention-based CSUs received by Ms. Elsenhans upon her joining Sunoco (see page 39 in the CD&A) and granted to Mr. Thomson upon his promotion are included in the Grants of Plan-Based Awards in 2008 table, under “All Other Stock Awards; Number of Shares of Stock or Units”). Retention-based CSUs that are awarded have a vesting schedule that may be three to five years. Upon death or permanent disability, retention-based CSUs would continue to vest and be paid out at the end of the applicable vesting period. Upon retirement, retention-based CSUs would be cancelled.

Option Awards:    The amounts reflected in this column are the amounts expensed pertaining to the NEOs in Sunoco’s 2008, 2007 and 2006 financial statements in accordance with SFAS 123R. (See footnote 2 to the Summary Compensation Table above.) The number of stock options awarded to each NEO in 2008 is included in the Grants of Plan-Based Awards in 2008 Table below, under “All Other Option Awards: Number of Securities Underlying Options.” All options awarded in 2008, 2007 and 2006, were awarded with an exercise price, which is equal to the price of a share of Sunoco common stock on the date the stock option was granted, and a with term of ten years from the date of grant. Options granted prior to December 2008 will become exercisable two years from the grant date, and upon retirement, death or permanent disability, options become fully vested and may be exercised for up to 60 months, but not prior to two years after the grant date or after the end of the original ten-year option term. For the options granted in December 2008, each option will become exercisable in one-third installments beginning on the first anniversary of the date of grant, and upon retirement, death or permanent disability, unvested options terminate and vested options may be exercised during the remaining original term of the options.

Non-Equity Incentive Plan Compensation:    The amounts in this column are the payments earned by the NEOs for 2008, 2007 and 2006 under the Executive Incentive Plan, Sunoco’s annual incentive plan, and paid out in early in the subsequent year.

(See the CD&A, pages 35 and 36, for a description of the performance goals and the percentile rank and payout factors. The target and maximum payouts under the 2008 annual incentive are set forth in the Grants of Plan-Based Awards in 2008 table below.)

For the annual incentive, the Company’s 2008 operating income after tax was $864 million and its ROCE was 21.0%. As a result of the Company’s performance, the 2008 annual incentives that were paid out ranged between 127% and 134% of target for the NEOs.

The following table shows the grants of awards made in 2008:

Grants of Plan-Based Awards in 2008

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh) [5]	Grant Date Fair Value of Stock and Option Awards ($)[6]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

L. L. Elsenhans	12/3/08					0	88,840	133,260				3,313,732
	12/3/08									279,400	35.29	2,265,934
	8/29/08	7/15/08							112,663			4,999,984
	8/8/08		0	1,488,000	2,976,000
J. G. Drosdick	1/1/08		0	1,488,000	2,976,000
T. P. Delaney	12/3/08					0	3,900	5,850				145,470
	12/3/08									12,300	35.29	99,753
	1/1/08		0	121,500	243,000
T. W. Hofmann	1/1/08		0	427,500	855,000
R. W. Owens	12/3/08					0	10,630	15,945				396,499
	12/3/08									33,400	35.29	270,874
	1/1/08		0	348,600	697,200
M. J. Thomson	12/3/08					0	8,930	13,395				333,089
	12/3/08									28,100	35.29	227,891
	7/2/08								7,500			306,750
	1/1/08		0	281,525	563,050
V. J. Kelley	12/3/08					0	14,170	21,255				528,541
	12/3/08									44,600	35.29	361,706
	1/1/08		0	325,645	651,290

R. D. Naku	1/1/08		0	237,000	474,000

NOTES TO TABLE:

[1]

The annual incentive was awarded under the Sunoco, Inc. Executive Incentive Plan. The grant date provided is the date that the plan year began for the 2008 annual incentive. The grant date for Ms. Elsenhans is the first day of her employment as CEO. The target amounts for Ms. Elsenhans and Messrs. Drosdick, Hofmann and Naku are based on their annual salary prior to proration due to employment by Sunoco for a partial year. The target amounts for Messrs. Kelley and Thomson are based on their annual base salary in the prior position and their annual base salary following their promotion.

[2]	The performance-based CSUs were awarded under LTPEP II.

[3]	The retention-based CSUs were awarded under LTPEP II.

[4]	The stock options were awarded under LTPEP II.

[5]	The exercise price is equal to the closing price of a share of Sunoco common stock on the date that the stock option award was granted.

[6]	The grant date fair value was calculated in accordance with SFAS 123R.

Change in Pension Value and Nonqualified Deferred Compensation Earnings:    The amounts in this column for 2008, 2007 and 2006 reflect only the changes in each NEO’s pension value for each respective year. The change in Mr. Drosdick’s present value of pension benefits in 2006 reflected the increase which was primarily attributable to ratably recognizing the enhanced SERP benefit and the increase in his consecutive three-year average earnings for compensation in 2006. (See footnotes 8 and 9 to the Summary Compensation Table, page 52.) There is no above-market compensation on the NEOs’ deferred compensation balances.

All Other Compensation:    The amounts in this column in the Summary Compensation Table reflect the following items of compensation in 2008:

Name	Company Match Under Defined Contribution Plans	Cost of Basic Life Insurance	Perquisites[1]	Tax Gross-Ups		Other[1]	Total

L. L. Elsenhans	$-0-	$2,736	$137,454	$33,100	[2]	$-0-	$173,290

J. G. Drosdick	$39,346	$2,736	$80,368	$10,082		$475,559	$608,091

T. P. Delaney	$13,500	$739	$3,840	$2,671		$-0-	$20,750

T. W. Hofmann	$26,856	$1,560	$7,777	$7,880		$81,115	$125,188

R. W. Owens	$24,900	$1,363	$3,924	$1,472		$-0-	$31,659

M. J. Thomson	$16,814	$1,194	$342,310	$47,072	[2]	$-0-	$407,390

V. J. Kelley	$23,892	$1,324	$3,840	$1,469		$-0-	$30,525

R. D. Naku	$18,611	$1,081	$15,141	$1,398		$1,012,567	$1,048,798

The amounts in this column in the Summary Compensation Table reflect the following items of compensation in 2007:

Name	Company Match Under Defined Contribution Plans	Cost of Basic Life Insurance	Perquisites[1]	Tax Gross-Ups	Total

J.G. Drosdick	$59,981	$2,736	$90,376	$12,380	$165,473

T.W. Hofmann	$26,250	$1,436	$14,740	$6,148	$48,574

R.W. Owens	$24,100	$1,319	$5,124	$1,375	$31,918

The amounts in this column in the Summary Compensation Table reflect the following items of compensation in 2006:

Name	Company Match Under Defined Contribution Plans	Cost of Basic Life Insurance	Perquisites[1]	Tax Gross-Ups	Total

J.G. Drosdick	$57,000	$2,700	$77,855	$18,816	$156,371

T.W. Hofmann	$25,000	$1,350	$20,653	$7,573	$54,576

R.W. Owens	$23,287	$1,258	$7,719	$2,285	$34,549

NOTES TO TABLES:

[1]	See footnotes 6, 7,10, 12 and 13 of the Summary Compensation Table on page 52.

[2]	The amounts for 2008 include tax gross-ups related to certain taxable moving and relocation expenses, which eligible employees are entitled to receive under the Company’s Moving and Relocation Policy.

The amounts in the “Company Match Under Defined Contribution Plans” column in the tables above reflect the amounts of the Company’s annual matching contributions into the qualified and nonqualified defined contribution plans. The NEOs participate in two defined contribution plans: (i) SunCAP, Sunoco’s 401(k) plan, and (ii) the Sunoco, Inc. Savings Restoration Plan, which permits a SunCAP participant to continue receiving the Company-matching contribution after reaching certain limitations under the IRC. (With regard to 2008, see also the information in the Nonqualified Deferred Compensation in 2008 table on page 65.)

The Company provides basic life insurance coverage to employees, including the NEOs. The coverage/premium amount is one times base salary up to a maximum of $1 million.

In 2006, several perquisites were eliminated. Since 2006, Mr. Drosdick had only one perquisite—personal use of the corporate aircraft for safety/security reasons, including the ability to have a spouse and/or family member accompany him on business or personal trips. Ms. Elsenhans has limited personal use of the corporate aircraft, also for safety and security reasons, and the ability to have a spouse and/or family member accompany her on business or personal trips. The other NEOs are permitted to have a spouse and/or family member accompany the NEO on business trips. Although the Company does not incur any incremental costs for spousal/family travel when accompanying the NEO on business (except for catering expenses, if any), the NEO does receive imputed income for the value of the spousal/family flight, calculated pursuant to IRS guidelines. If the CEO uses the corporate aircraft for personal use, she would also receive imputed income for the personal flight. Ms. Elsenhans also had moving and relocation expenses in connection with her relocation to Philadelphia, PA from Houston, TX upon joining Sunoco pursuant to Sunoco’s Moving and Relocation Policy. The moving and relocation benefit has a home purchase option that Ms. Elsenhans may use for a period of up to two years, until August 4, 2010. Mr. Thomson also had moving and relocation expenses in connection with his relocation to Knoxville, TN when he joined Sunoco. The moving and relocation expenses could include temporary living expenses, storage cost, travel expenses associated with the relocation, closing costs and related fees. The perquisites of the other NEOs (excluding Mr. Drosdick and Ms. Elsenhans) are parking at corporate headquarters and limited home security monitoring, in some cases. The financial counseling allowance was discontinued beginning on January 1, 2007; however, any NEO who has a balance remaining that was accrued prior to 2005 is allowed to draw down the balance until depleted or if the NEO leaves Sunoco, is paid out to the NEO. Personal country club memberships were discontinued as a perquisite in 2006. However, the Company has several corporate country club memberships which are used primarily for business purposes. If a corporate country club is used incidentally for personal reasons, the executive is required to reimburse Sunoco for all associated out of pocket expenses. When incidental personal use occurs, the executive is also prorated a portion of the annual dues paid by Sunoco, based on the personal usage, as imputed income and the prorated amount is a perquisite. The dollar amount of the perquisites received by the NEOs in 2008 is included in the Summary Compensation Table on page 49, under “All Other Compensation” and in the table on page 55. Additional information regarding the remaining financial counseling balances as of December 31, 2008 is included in the Nonqualified Deferred Compensation in 2008 table on page 65. (See also the “Perquisites” discussion on page 41 in the CD&A.)

Sunoco’s methodologies for calculating the costs associated with perquisites are as follows. The costs associated with the personal use of the corporate aircraft are equal to the incremental cost to the Company based on cost of fuel and amount of fuel used per hour of flight, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking fees, and maintenance-related costs for the aircraft used for personal flights (including the costs of deadhead flights, if any). Since the corporate aircraft are primarily used for business-related travel, fixed costs that do not change based on usage (e.g., pilots’ and other employees’ salaries, purchase costs of Company-owned aircraft, the cost of and maintenance not related to personal travel) are not included. For moving and relocation, home security monitoring and parking, the actual cost has been used. The values of the financial counseling benefit are the amounts actually used or reimbursed during the year. In the case of corporate country club memberships, the value of the prorated portion of the annual dues for the incidental personal use is the amount of the annual dues prorated based on the percentage of the executive’s personal usage.

The Company provides NEOs with tax gross-ups for taxable moving and relocation expenses (which are available to all eligible employees under the Company’s Moving and Relocation Policy), business club memberships and for spousal/family flights on the corporate aircraft when a spouse/family member accompanies an executive on business. No tax gross-up is provided to an NEO in connection with incidental personal usage of a corporate country club membership, parking, home security or use of the remaining financial counseling balance. In the case of the CEO, tax gross-ups for personal use of the corporate aircraft were eliminated beginning in 2006.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

								112,663[2]	4,896,334	[3]
L. L. Elsenhans			279,400	[1]		35.29	12/3/18				88,840	[4]	3,860,986	[3]

	114,000	[5]				77.54	8/9/13
J. G. Drosdick	124,475	[6]				68.43	8/9/13				37,790	[8]	1,642,353	[3]
			141,234	[7]		63.98	8/9/13				46,890	[9]	2,037,839	[3]

	5,200	[5]				77.54	11/30/15
T. P. Delaney	6,000	[6]				68.43	12/6/16				1,830	[8]	79,532	[3]
			6,300	[7]		63.98	12/5/17				2,100	[9]	91,266	[3]
			12,300	[1]		35.29	12/3/18				3,900	[4]	169,494	[3]

	60,000	[10]				41.28	12/1/13
T. W. Hofmann	25,000	[5]				77.54	12/1/13
	31,250	[6]				68.43	12/1/13				9,500	[8]	412,870	[3]
			36,500	[7]		63.98	12/1/13				12,130	[9]	527,170	[3]

	23,500	[5]				77.54	11/30/15
R. W. Owens	26,550	[6]				68.43	12/6/16				8,050	[8]	349,853	[3]
			26,500	[7]		63.98	12/5/17				8,780	[9]	381,579	[3]
			33,400	[1]		35.29	12/3/18				10,630	[4]	461,980	[3]
			16,000	[11]		70.44	3/30/17	7,000[12]	304,220	[3]	4,400	[12]	191,224	[3]
			19,000	[7]		63.98	12/5/17				6,300	[9]	273,798	[3]
M. J. Thomson								7,500[13]	325,950	[3]
			28,100	[1]		35.29	12/3/18				8,930	[4]	388,098	[3]

	8,000	[5]				77.54	11/30/15
	3,180	[14]				92.66	2/2/16				885	[16]	38,462	[3]
	14,800	[6]				68.43	12/6/16				4,500	[8]	195,570	[3]
V. J. Kelley								6,000[15]	260,760	[3]
			22,500	[7]		63.98	12/5/17				7,500	[9]	325,950	[3]
			44,600	[1]		35.29	12/3/18				14,170	[4]	615,828	[3]

	12,000	[5]				77.54	12/1/13
R. D. Naku	13,100	[6]				68.43	12/1/13				4,000	[8]	173,840	[3]
			15,100	[7]		63.98	12/1/13				5,000	[9]	217,300	[3]

NOTES TO TABLE:

[1]	These options were granted on December 3, 2008 and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

[2]

These retention-based CSUs were granted on August 29, 2008. The CSUs will payout in three equal annual installments beginning on the third anniversary of the date of grant. The actual payout will depend upon Ms. Elsenhans’ continued employment at the time each installment vests. She will also receive an amount equal to the cash dividends that would have paid out had she been the holder of shares of Sunoco common stock equal to the number of CSUs that are paid out, if any.

[3]

The market value or payout value of the unearned CSUs is based on the closing price of Sunoco common stock on December 31, 2008 (the last trading day of the year) of $43.46, and it assumes a payout at target of 100% for the 2006, 2007 and 2008 awards. The target payout is assumed for the performance-based CSUs because of the uncertainty of the performance that will be achieved is not known. These amounts do not include any amounts for related dividend equivalents that could be included in the payout.

[4]

These performance-based CSUs were granted on December 3, 2008. The performance period ends on December 31, 2011. The actual payout of the awards will depend on achievement by the Company of certain performance levels based on the Total Shareholder Return (TSR) during

NOTES TO TABLE: (CONTINUED)

the three-year performance period relative to Sunoco’s peer group, and will be paid out in stock. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid over the performance period had he or she been the holder of record of shares of Sunoco common stock equal to the number of the performance-based CSUs that are paid out, if any.

[5]

These options, which were granted with an equal number of limited rights, were awarded on November 30, 2005 and became exercisable in November 2007. Prior to December 2007, stock options had generally been granted along with an equal number of limited rights. Limited rights become exercisable only in the event of a change in control of the Company and permit the holder to be paid in cash the appreciation on a stock option instead of receiving shares by exercising the option. In 2007, the Committee decided to award stock options without associated limited rights because the Market Data showed that this approach was more consistent with predominant market practice.

[6]	These options, which were granted with an equal number of limited rights, were awarded on December 6, 2006 and became exercisable in December 2008.

[7]	These options were granted on December 5, 2007 and become exercisable in December 2009.

[8]

These performance-based CSUs were granted on December 6, 2006. The performance period ends on December 31, 2009. The actual payout of the performance-based CSU awards granted December 2006 and December 2007 will depend upon the achievement by the Company of certain performance levels based on two equally weighted performance goals relative to Sunoco’s peer group: TSR during the three-year performance period and EPS growth, which is measured as the average EPS during the three-year performance period versus the average for the prior three-year period. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid over the performance period had he or she been the holder of shares of Sunoco common stock equal to the number of the performance-based CSUs that are paid out, if any. Any CSUs which are earned will be paid in cash based upon the average price of the Company’s common stock for the last ten trading days of the performance period. Payout will range between 0% and 150%.

[9]

These performance-based CSUs were granted on December 5, 2007. The performance period ends on December 31, 2010. (See footnote 8 above for a discussion of how the actual payout for these awards will be determined.)

[10]	These options, which were granted with an equal number of limited rights, were awarded on December 1, 2004 and became exercisable in December 2006.

[11]	These options, which were granted with an equal number of limited rights, were awarded on March 30, 2007 and become exercisable in March 2009.

[12]

The 7,000 retention-based CSUs were granted on March 30, 2007. The CSUs will payout on the third anniversary of the date of grant. The actual payout will depend upon Mr. Thomson’s continued employment at the time the award vests. He will receive an amount equal to the cash dividends that would have paid out had he been the holder of record of shares of Sunoco common stock equal to the number of CSUs that are paid out, if any. The 4,400 performance-based CSUs, also granted in March 2007, have a performance-period that ends March 31, 2010. The pay out of these CSUs, if any, will be in stock. The number of shares will be equal to the number of CSUs earned. He will also receive an amount equal to the cash dividends that would have been paid out had he been the holder of shares of Sunoco common stock equal to the number of CSUs that are paid out, if any. Payment will range between 0% and 150%. (See footnote 8 above for a description of the applicable performance goals.)

[13]

These retention-based CSUs were granted on July 2, 2008. The CSUs will payout in three equal annual installments beginning on the third anniversary of the date of grant. The actual payout will depend upon Mr. Thomson’s continued employment at the time each installment vests. He will receive an amount equal to the cash dividends that would have paid out had he been the holder of shares of Sunoco common stock equal to the number of CSUs that are paid out, if any.

[14]	These options, which were granted with an equal number of limited rights, were granted on February 2, 2006, and became exercisable in February 2008.

[15]

These retention-based CSUs were granted on September 6, 2007. The CSUs will payout in three equal installments beginning on the third anniversary of the date of grant. The actual payout will depend upon Mr. Kelley’s continued employment at the time each installment vests. He will receive an amount equal to the cash dividends that would have paid out had he been the holder of shares of Sunoco common stock equal to the number of CSUs that are paid out, if any.

[16]	These performance-based CSUs were granted on February 2, 2006. The performance period ends March 31, 2009. (See footnote 8 above for a description of the applicable performance goals.)

Option Exercises and Stock Vested in 2008

Name	Option Awards		Stock Awards[2]
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

L. L. Elsenhans	0	0	0	0
J. G. Drosdick	0	0	0	0
T. P. Delaney	0	0	0	0
T. W. Hofmann	0	0	0	0
R. W. Owens	0	0	0	0
M. J. Thomson	0	0	0	0
V. J. Kelley	0	0	0	0
R. D. Naku	0	0	0	0

NOTES TO TABLE:

[1]

The value realized is equal to the difference between the option exercise prices and the fair market value of Sunoco common stock on the date of exercise, multiplied by the number of options exercised.

[2]

The performance period for the CSUs awarded in December 2005 was January 1, 2006 through December 31, 2008. While the performance-based CSUs awarded to the NEOs in December 2005 derived their value from Sunoco common stock and were valued under SFAS 123R, they were payable in cash. The performance measures for these awards were two equally weighted performance measures relative to Sunoco’s peer group: TSR during the three-year performance period and EPS growth, which is measured as the average EPS during the three-year performance period versus the average for the prior three-year period. Total shareholder return for the performance period was -43.9%, and the EPS growth was 60.0%. As a result, the 2005 CSUs paid out at 47.6%. The value of the performance-based CSUs upon vesting was determined by: multiplying the number of performance-based CSUs awarded by the performance factor at the end of the performance period of 47.6% and then by the average closing price of Sunoco’s common stock for the last ten days of the performance period, which was $41.99. The related dividend equivalents that were earned were also paid. The price of the Company’s common stock at the grant date of the award was $77.54. The following table reflects the number of performance-based CSUs that the NEOs received at the end of the performance period, based on the performance factor, and the value they realized from the performance-based CSUs, including dividend equivalents:

Name	Number of Performance-based CSUs Vesting (#)	Value Realized on Vesting ($)

J. G. Drosdick	15,232	688,365
T. P. Delaney	681	30,761
T. W. Hofmann	3,265	147,568
R. W. Owens	3,075	138,964
V. J. Kelley	1,033	46,680
R. D. Naku	1,552	70,127

Pension Benefits

The following table shows the actuarial present values of the NEOs’ accumulated pension benefit under each of the retirement plans, through December 31, 2008, together with their credited years of service. The benefits were determined using assumptions consistent with those used by the Company in its financial statements. (See footnote 1 below).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)		Payments During Last Fiscal Year ($)

	SCIRP	0.40	4,805		0
L. L. Elsenhans	Pension Restoration	0.40	35,151		0
	SERP	0.40	22,125		0
	Total		62,081		0
	SCIRP	11.79	0		339,735
J. G. Drosdick[2]	Pension Restoration	11.79	2,053,508		1,434,770
	SERP	11.79	17,487,992		5,628,756
	Total		19,541,500		7,403,261
	SCIRP	29.29	842,848		0
T. P. Delaney	Pension Restoration	29.29	750,659		0
	SERP	29.29	0		0
	Total		1,593,507		0
	SCIRP	31.49	0		1,393,745
T. W. Hofmann[2]	Pension Restoration	31.49	3,193,191		2,635,402
	SERP	31.49	0		0
	Total		3,193,191		4,029,147
R. W. Owens[3]	SCIRP	11.95	314,961		0
	Pension Restoration	11.95	796,463		0
	SERP	19.95	2,589,081	[3]	0
	Total		3,700,505		0
	SCIRP	1.79	34,261		0
M. J. Thomson	Pension Restoration	1.79	60,841		0
	SERP	1.79	32,231		0
	Total		127,333		0
	SCIRP	8.33	187,229		0
V. J. Kelley	Pension Restoration	8.33	330,850		0
	SERP	8.33	593,342		0
	Total		1,111,421		0
	SCIRP	10.37	0		277,217
R. D. Naku[2]	Pension Restoration	10.37	258,352		169,674
	SERP	10.37	1,538,304		461,250
	Total		1,796,656		908,141

NOTES TO TABLE:

[1]

An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2008 at a discount rate of 6.00%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using interest rate and mortality table assumptions applicable under current IRS regulations for qualified pension plans. As defined under Pension Protection Act of 2006, or PPA, the interest rates used to calculate the lump-sum equivalent of annuity payments are based on three segment rates. This basis is phased in from the 2007 rules at a rate of 20% per year beginning in 2008. The mortality table used for lump-sum calculations has been updated as defined by PPA which generally resulted in an increase in pension values, all else being equal. Generally speaking, the net impact of the interest rate and mortality change in pension values was a decrease using the new basis under PPA. In addition, the value of the lump sum payment includes the estimated value of the 50% postretirement death benefit payable to the spouse of a retired participant under the SERP and Final Average Pay formula benefits described below, if married. It is assumed that 90% of all male members are married and 60% of females are married, with wives assumed to be 3 years younger than husbands. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. For Ms. Elsenhans, Mr. Owens and Mr. Thomson, the assumed retirement age is 62. Messrs. Delaney and Kelley, the assumed retirement age is 60. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, final service, future compensation levels, interest rate movements and regulatory changes.

[2]

Mr. Drosdick and Mr. Hofmann retired from Sunoco in August 2008 and December 2008, respectively. Mr. Naku departed from Sunoco in December 2008 and was eligible to receive retirement benefits. Each elected to receive his benefit at December 31, 2008 in a lump sum. The remaining present value of accumulated benefit reflects amounts payable six months after their employment ended in accordance with IRC Section 409A.

[3]

Under a prior employment agreement when he joined the Company, Mr. Owens was credited with an additional eight years of service under SERP for service with prior employers upon joining Sunoco in 1997. His actual credited years of service with Sunoco under SCIRP and the Pension Restoration Plan is 11.95 years, in accordance with the terms of the respective plans. The present value associated with granting 8.0 additional years of credited service in the SERP is $623,500 (estimated) at year-end 2008.

The NEOs are eligible to participate in certain Company-provided retirement plans, including the Sunoco, Inc. Retirement Plan, a qualified plan, and the Sunoco, Inc. Pension Restoration Plan and the Sunoco, Inc. Executive Retirement Plan, two nonqualified plans. Benefits under each of these plans are calculated based on cash compensation including both base salary and annual incentives. (See the amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 49 for the NEOs’ 2008 salary and annual incentives.)

The Sunoco, Inc. Retirement Plan

The Sunoco, Inc. Retirement Plan, or SCIRP, is a qualified defined benefit retirement plan that covers most salaried and many hourly employees, including the NEOs. SCIRP provides for normal retirement at age 65. The plan includes two benefit formulas:

(1)	Final Average Pay formula.

■	Benefit is expressed in the plan as an annuity payable on an annual basis.
■

Benefit equals 1 2/3% of Final Average Pay (the average earnings during the 36 consecutive months of highest earnings in the last ten years prior to retirement) multiplied by the credited service up to 30 years, plus 3/4% of final average pay multiplied by the credited service over 30 years.

■	The amount is then reduced by 1 2/3% of the estimated Social Security Primary Insurance amount multiplied by the credited years of service up to a maximum of 30 years.
■

The Final Average Pay benefit is reduced by 5/12% for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 (and at least 10 years of service) being 75% of the unreduced Final Average Pay benefit.

(2)	Career Pay (cash balance) formula.

■	The benefit is expressed in the plan as an account balance, which is comprised of pay credits and indexing adjustments.
■	Pay credits equal 7% of pay for the year up to the Social Security (FICA) Wage Base, ($102,000 in 2008; $106,800 in 2009) plus 12% of pay for the year that exceeds the Wage Base.
■

The indexing adjustment equals the account balance at the end of each month multiplied by the monthly change in the All-Urban Consumer Price Index, plus 0.17%. However, if in any month the formula indexing adjustment would be negative, the actual adjustment would be zero for such month.

For employees, including NEOs, hired before January 1, 1987 (Messrs. Delaney and Hofmann), the benefits under SCIRP are the greater of the Final Average Pay or Career Pay formula benefits. An employee may retire at the Normal Retirement Age of 65 regardless of years of service with Sunoco, or may retire as early as age 55 with 10 years of service. All employees hired before January 1, 1987 are 100% vested in their benefits.

For employees, including NEOs, hired on or after January 1, 1987 (Ms. Elsenhans, Messrs. Drosdick, Owens, Kelley, Thomson and Naku), retirement benefits are calculated under the Career Pay formula only. An employee may retire at the Normal Retirement Age of 65, or may retire as early as age 55 with 10 years of service. Previously under SCIRP, there was a five-year graduated vesting schedule for employees. As a result of the Pension Protection Act of 2006, effective January 1, 2008, all employees are 100% vested in their benefits after completing three years of eligible service.

The normal form of benefit under SCIRP is an annuity for the life of the employee, with 50% of that annuity paid for the life of the employee’s surviving spouse, if married (50% Joint and Survivor Benefit). This 50% Joint and Survivor benefit is free for participants who benefit under the Final Average Pay formula if they are eligible to retire, but is reduced actuarially for participants who are not eligible for retirement under the Final Average Pay Formulas or receive benefits under the Career Pay formula. Other forms of payment are also offered such as a lump sum and other annuity options. Under the Career Pay formula, the lump sum is equal to the value of the employee’s account, and under the Final Average Pay formula, the lump sum is the actuarial equivalent of the annuity benefit, based on IRC prescribed interest rates and mortality tables.

SCIRP is subject to qualified plan IRC limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits, under the plan. For 2008, the limit on the compensation that may be used was $230,000, and will be $245,000 for 2009. The limit on annual benefits payable for an employee retiring at age 65 in 2008 was $185,000, and for 2009 is $195,000. Benefits in excess of those permitted under the statutory limits are paid from the Pension Restoration Plan, described below.

The amounts presented in the table above are actuarial present values based on accrued annual benefits, using pay and service through December 31, 2008. Accordingly, they do not include the 2008 annual incentive payment which was paid out in early 2009. If the benefit is paid in a lump sum, the actual amount distributed would vary depending on the actual interest rate and the mortality assumptions used to calculate the distribution at the time of retirement. The mortality table and interest rates to be used in determining lump-sum payments have changed beginning in 2008 under the Pension Protection Act of 2006, or PPA. Under the PPA, the method for computing the lump-sum interest rate is being phased in 20% annually through 2012. The effect of this change is expected to result in lower lump-sum amounts than under the previous method. The estimated amounts above do not take into account future credited service, potential future changes in base salary, the annual guideline incentive opportunity, or future annual incentives that may be paid as a result of Company performance.

Pension Restoration Plan

The Pension Restoration Plan is a nonqualified defined benefit plan that provides retirement benefits that would be provided under SCIRP, but are prohibited from being paid from SCIRP by the IRC limits. (See the discussion regarding SCIRP above for the limits.) The benefit paid by the Pension Restoration Plan is the excess of the total benefit accrued under SCIRP over the amount of benefit that SCIRP is permitted to provide under the IRC. Benefits under the Pension Restoration Plan may be paid in an annuity or a lump sum. All benefits under the Pension Restoration Plan that are paid in a lump sum are calculated using the same actuarial factors applicable under SCIRP. Payment of benefits is made upon termination of employment, except that payment of amounts subject to IRC Section 409A is delayed until six months after separation from service for any specified employee as defined under IRC Section 409A.

Sunoco, Inc. Executive Retirement Plan

The Sunoco, Inc. Executive Retirement Plan, or SERP, is a nonqualified defined benefit plan that may cover certain executive employees, including the NEOs. The SERP may provide pension benefits over and above an NEO’s benefits under SCIRP and the Pension Restoration Plan. All SERP benefits are offset by SCIRP and Pension Restoration Plan benefits. An NEO must be at least 55 years old with five years of Executive Service (defined below) to be eligible for a SERP retirement benefit.

Under a special benefit established for Mr. Drosdick in 2003, the SERP provided him with a benefit equal to 60% of final average pay at retirement at age 65, reduced by benefits to be paid from SCIRP and the Pension Restoration Plan. The benefit vested with ten years of service (which occurred in November 2006), and was to be reduced 5/12% a month for each month that his retirement preceded age 65. At the time of retirement, Mr. Drosdick could elect either a lump sum or an annuity for benefits accrued prior to January 1, 2005. Payments of all benefits accrued before January 1, 2005 for Mr. Drosdick were payable at the time of his retirement, and payment of benefits accrued after December 31, 2004 were delayed until six months after separation from service pursuant to IRC Section 409A. Mr. Drosdick retired from Sunoco in August 2008 at the age of 65, and elected to be paid in a lump sum. Ms. Elsenhans, the current CEO, does not have the enhanced SERP benefit and will receive the standard benefits under SERP.

SERP includes three benefit calculation formulas:

(1)	SCIRP Final Average Pay formula (described above on page 61).

(2)	Minimum Benefit formula.

■	The benefit equals 3 1/3% of final average pay multiplied by credited service up to 12 years, with the maximum benefit under this formula equal to 40% of final average pay.
■	The Minimum Benefit is reduced by 5/12% for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 being 75% of the unreduced Minimum Benefit.
■	The Minimum Benefit is offset by the value of benefits paid by a prior employer’s qualified and non-qualified retirement plans.

(3)	Executive Service formula.

■	The benefit equals 2 1/4% of final average pay multiplied by Executive Service, with the maximum benefit under this formula equal to 50% of final average pay.
■

The Executive Service benefit is reduced by 5/12% for each month that retirement precedes age 62 (down to age 55), with the early retirement benefit at age 55 being 65% of the unreduced Executive Service Benefit. There is no reduction when payments start at age 62 or later.

■

Executive Service means service with Sunoco while the participant was an Executive Resources employee (e.g., one of the approximately 40 top executives), except that in the case of a Principal Officer who becomes a participant after December 31, 2002, Executive Service includes only service while a Principal Officer (as defined below).

NEOs hired before 1987 (Messrs. Delaney and Hofmann) will not receive a SERP benefit at retirement, since at retirement their SCIRP and Pension Restoration Plan benefits will (or in the case of Mr. Hofmann, did) equal or exceed their SERP benefits.

For executives who were participants on January 1, 2003 (Mr. Owens, Mr. Kelley and Mr. Naku), the SERP benefit equals the highest benefit resulting from the three calculations, but is offset by SCIRP and Pension Restoration Plan benefits.

For Principal Officer participants who became participants after January 1, 2003 (Ms. Elsenhans and Mr. Thomson), benefits are calculated under the Executive Service Formula only. These benefits are offset by SCIRP and the Pension Restoration Plan. (SERP was amended in 2003 to limit participation to Principal Officers – President, Chief Operating Officer and Chief Executive Officer of Sunoco, Inc.; executives reporting directly to those positions; of Sunoco, Inc. and any other executive designated by the delegated Board committee as being a Principal Officer.) Annual benefits computed under the Final Average Pay formula and the Executive Service formula cannot exceed 50% of Final Average Pay.

Benefits under the SERP may be paid in an annuity or a lump sum. Benefits that are paid in a lump sum are calculated using the same actuarial factors applicable under SCIRP, with payment delayed until six months after separation from service with Sunoco pursuant to IRC Section 409A for any specified employee as defined in IRC Section 409A.

For purposes of calculating his benefits under SERP, Mr. Owens has been credited with eight additional years of service due to prior service with certain former employers. As provided under the Plan, any SERP benefit calculated under the SERP Minimum Benefit formula will be offset by accrued benefits from the pension plans of prior employers.

The two nonqualified benefit plans are unfunded. The benefits from the nonqualified benefit plans are paid from general corporate assets which are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Nonqualified Deferred Compensation in 2008

Name	Source	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

L. L. Elsenhans	Savings Restoration Plan	0	0		0	0	0
J. G. Drosdick	Savings Restoration Plan	27,846	27,846	[1]	(313,964)[2]	(751,636)[3]	242,453	[4]
T. P. Delaney	Savings Restoration Plan	2,000	2,000	[1]	720	0	19,179	[4]
	Financial Counseling	0	0		0	0	2,250
T. W. Hofmann	Savings Restoration Plan	15,356	15,356	[1]	(102,530)[2]	(86,231)[3]	87,695	[4]
	Financial Counseling	0	0		0	3,760 [5]	0
R. W. Owens	Savings Restoration Plan	13,400	13,400	[1]	(172,505)[2]	0	387,742	[4]
	Financial Counseling	0	0		0	0	0
M. J. Thomson	Savings Restoration Plan	10,114	10,114	[1]	(10,100)[2]	0	19,668	[4]
V. J. Kelley	Savings Restoration Plan	12,392	12,392	[1]	(30,943)[2]	0	95,675	[4]
	Financial Counseling	0	0		0	0	3,835
R. D. Naku	Savings Restoration Plan	7,111	7,111	[1]	(31,409)[2]	(70,834)[3]	54,372	[4]
	Financial Counseling	0	0		0	10,000 [5]	0

NOTES TO TABLE:

[1]	These amounts reflect the Company match under the Savings Restoration Plan (described below), which are also included in the Summary Compensation Table in the “All Other Compensation” column.

[2]

These amounts reflect the net gains (losses) attributable to the investment funds in which the NEOs are deemed to have chosen to invest their contributions and the Company’s matching contributions under the Savings Restoration Plan, which are based upon how their contributions under SunCAP, Sunoco’s 401(k) plan, are invested.

[3]

These amounts reflect the portion of the amounts in the Savings Restoration Plan that were payable when Messrs. Drosdick, Hofmann and Naku left Sunoco and which were not subject to the six-month delay under IRC Section 409A.

[4]

The aggregate balances (together with the aggregate withdrawals/distribution for Messrs. Drosdick and Hofmann) include the following aggregate amounts of Company matches under the Savings Restoration Plan that were previously reported in Summary Compensation Tables as compensation in prior proxy statements when the individual NEO was included as an NEO, and not including the amounts in the “Registrant Contributions” column above: J.G. Drosdick–$359,733; T.W. Hofmann–$75,581; and R.W. Owens–$84,560.The prior rules required that only the Company match and above-market or preferential earnings, if any, be disclosed. In addition, since the executives’ contributions come out of their salary, to the extent the NEO was included the Summary Compensation Table and his salary listed, the executive contribution for that year would have been included in the reported salary for the respective year.

[5]

The aggregate withdrawals/distributions reflect the amounts reimbursed for financial counseling services during 2008 or the amount paid out to the NEO. Although the financial counseling allowances were discontinued effective January 1, 2007, the NEOs may use any remaining amounts that they have not used, that were accrued before 2005, until the balance has been depleted. Any remaining balance when an NEO leaves the Company is paid out to the NEO.

The Nonqualified Deferred Compensation in 2008 Table above includes deferred compensation provided to the NEOs in 2008 under the Sunoco, Inc. Savings Restoration Plan and the remaining allotment for use toward financial planning. The NEOs may participate in the Sunoco, Inc. Savings Restoration Plan, which is a nonqualified plan that is made available to employees who participate in SunCAP (the Company’s 401(k) Plan) and who may be subject to a compensation limitation and/or a contributions limitation under SunCAP pursuant to the IRC. Under this plan, the participant may contribute to an account an amount in excess of the applicable limits. The executive’s contributions and the matching contributions by Sunoco are credited to the extent that they would be credited under SunCAP (i.e., allocated among the investment funds selected by the executive in SunCAP) (up to a maximum of 5% of base salary). The investment funds are the same as those available to all employees participating in SunCAP. The participant will receive earnings, depending on the fund the contributions are allocated to, which are calculated in the same manner and at the same rate as earnings to employees participating in similar funds in SunCAP. In 2008, Mr. Drosdick, Mr. Hofmann and Mr. Naku received the portion of the Savings Restoration Plan balance that was not subject to the six-month delay requirement under IRC Section 409A.

Sunoco had provided the NEOs with an annual allotment for use toward financial planning. Prior to 2006, to the extent that the NEO did not use the allotment, a balance accumulated in a book account. Mr. Drosdick voluntarily gave up his financial counseling allotment for 2006, while the other NEOs received their final allotment for use in 2006. This 2006 allotment could not be carried over to 2007. The Company discontinued the allotment beginning in 2007; however, the NEOs are allowed to use the remaining balances accrued prior to 2005, if any. No interest is added to these amounts.

The Sunoco, Inc. Deferred Compensation Plan, which provided the NEOs the opportunity to defer the receipt of all or a portion of the annual incentive awards, was frozen after January 1, 2005. Neither the CEO nor any of the other NEOs participate in this frozen plan.

Other Potential Post-Employment Payments

General. Sunoco does not have special severance agreements under which payments are made to any NEO. Potential payments, however, may be available to a NEO under the terms of Sunoco’s compensation and benefit plans at, following or in connection with, a termination of employment. The terms applicable to those potential payments in various termination scenarios are discussed below.

Any payments that would be provided to a NEO under plans generally available to management employees similarly situated to the NEOs in age, years of service, date of hire, etc. (such as death and disability benefits, accrued vacation, retiree medical and life insurance benefits) are not quantified in the following tabular information. The discussion below assumes each NEO is eligible for benefits unless otherwise noted.

The following narrative and tabular information describes and quantifies certain payments and benefits that would become payable under existing plans and agreements if the NEO’s employment had terminated on December 31, 2008. The information is provided relative to the NEO’s compensation and service levels as of the date specified. If applicable, they are based on the Company’s closing stock price on the specified date.

Mr. Drosdick and Mr. Hofmann retired from Sunoco in August 2008 and December 2008, respectively. Mr. Naku departed from Sunoco in December 2008 and was eligible to receive retirement benefits. Accordingly, the amounts paid to these individuals with respect to their termination of employment can be found in the Summary Compensation Table on page 49, the Pension Benefits table on page 60, and the Nonqualified Deferred Compensation table on page 65.

Terms of Potential Payments—Termination

The terms of potential payments to NEOs in each of the following termination scenarios under existing compensation and benefit programs follows:

•	Voluntary Termination (resignations)

•	Involuntary Termination Without Cause

•	Involuntary Termination For Cause

•	Retirement

♦      Equity Awards.    Under the LTPEP II, in the event of retirement, for awards prior to December 2008, outstanding unvested stock options would continue to vest and outstanding vested stock options would be exercisable for sixty months (but not prior to two years after the grant date or after the end of the original ten-year option term). All outstanding performance-based CSUs would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals. For awards made in December 2008 and after, outstanding unvested stock options would terminate, all vested stock options would continue to be exercisable during the remaining term of the stock options, and outstanding performance-based CSUs would continue to the end of the performance period, and payment, if any, would be prorated based on when during the performance period the NEO retired. Retention-based CSUs would be canceled as of the termination date.

If a NEO resigns or is terminated without cause and he or she is retirement-eligible, the outstanding equity awards would be handled as described above in the retirement scenario. Of the NEOs that are current employees, only Mr. Owens is retirement eligible; Ms. Elsenhans, Mr. Delaney, Mr. Kelley and Mr. Thompson are not retirement eligible. Mr. Drosdick, Mr. Hofmann and Mr. Naku were all retirement-eligible at the time that they left Sunoco. If the NEO is not retirement-eligible at the time that he or she voluntarily leaves, all unvested stock options would terminate immediately, and all vested stock options would terminate ninety days following the termination date. All outstanding CSUs would be forfeited on the termination date.

In the event of a termination for cause, all unvested and vested stock options would immediately terminate, and all outstanding CSUs would be forfeited on the termination date regardless of whether or not the NEO is retirement-eligible.

♦      Annual Incentive.    Under the EIP, if a non-retirement eligible NEO resigns from Sunoco prior to December 31 of any plan year, he/she would not receive any annual incentive award for that plan year. However, he or she would receive the entire annual incentive amount that would be payable if the resignation was on December 31. A NEO who retires or is terminated by the Company without cause would receive a prorated annual incentive based on the date of termination of employment. If the NEO is retirement-eligible and retires or is terminated not for cause on December 31, the NEO would receive the entire annual incentive amount. If a NEO is terminated for cause, any annual incentive award for that plan year would be forfeited.

♦      Severance.    If a NEO is terminated not for cause, severance would be paid pursuant to the Sunoco, Inc, Executive Involuntary Severance Plan (“Involuntary Severance Plan”). The Involuntary Severance Plan provides severance allowances to executives whose employment is terminated by the Company for other than just cause, death or disability. This plan is available to Sunoco’s NEOs, who are current employees, and approximately 40 other executives. Under the plan, Ms. Elsenhans would receive severance payments for a period of and equal to two years of base salary plus the guideline annual incentive in effect on the termination date. Messrs. Delaney, Kelley, Owens and Thomson would receive severance payments for a period of and equal to one and one-half years of base salary plus their guideline annual incentive in effect on the termination date.

Under the Involuntary Severance Plan, “just cause” is defined as the willful and continued failure of the participant to perform substantially his/her duties with the Company (other than resulting from incapacity due to physical or mental illness) after a demand for substantial performance, or the willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

♦      Pension Benefits.    Benefits accrued under Sunoco’s retirement plans would be paid according to the terms of those plans applicable to the NEO’s status – if the NEO is retirement-eligible, he or she would receive the benefits applicable to a retiring employee; if the NEO is not retirement-eligible, he or she would receive the benefits applicable to separated employees. To the extent that the amount payable under the Sunoco, Inc. Retirement Plan, or SCIRP, exceeds the amount available due to IRS limits, the remaining amount would be paid under the Pension Restoration Plan. For NEOs that are not retirement-eligible, under the Sunoco, Inc. Executive Retirement Plan, or SERP, the Company’s mid-career supplemental executive retirement plan, a SERP involuntary termination benefit is calculated equal to the age 55 benefit accrued to the date of termination and then discounted to the date of termination. Benefits calculated are then offset by the discounted value of SCIRP and the Pension Restoration Plan benefits.

A description of the defined benefit pension plans (qualified and non-qualified) in which the NEOs participate, including the credited years of service and the present value of each NEO’s accumulated pension benefit, are described in the Pension Benefits table and the accompanying footnotes and narrative on pages 60 through 64. The pension benefits (other than SERP) are available to management employees generally and are not quantified in the Potential Payments Upon Termination or Termination in the Event of a Change in Control table on page 70.

Terms of Potential Payments—Termination in the Event of a Change in Control

The Sunoco, Inc. Special Executive Severance Plan, or CIC Plan, provides severance allowances to executives whose employment is terminated in connection with or following a change in control of the Company. Sunoco’s NEOs who are current employees participate in this plan. The plan was adopted to retain executives in the event of a change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the departure or distraction of key management personnel. Payment of severance benefits requires a change in control and a termination of employment after the change in control.

If involuntary termination (whether actual or constructive and other than for just cause, death or disability) occurs within two years of a change in control, the CIC Plan would provide severance benefits. In the case of the CEO and the other NEOs (except for Mr. Delaney), severance would be payable in a lump sum equal to three times annual compensation. For Mr. Delaney, the severance would equal two times annual compensation. For these purposes, annual compensation consists of:

(i)	the executive’s annual base salary in effect immediately prior to a change in control or immediately prior to his or her employment termination date, whichever is greater, plus

(ii)	the greater of 100% of his or her annual incentive guideline in effect immediately before the change in control or employment termination date, or the average annual incentive awarded to the NEO with respect to the three years ending before the change in control or ending before the employment termination date.

In the case of a change in control, Sunoco’s plans also provide for (1) additional pension benefits, (2) full vesting and immediate exercisability of unvested stock options and accelerated vesting of outstanding CSUs, and (3) reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the change in control, except for executives hired after November 25, 2008, who did not and will not receive the excise tax gross up. Executives who were entitled to receive the excise tax gross-up prior to November 25, 2008 were “grandfathered” and will continue to be entitled to receive the 280G excise tax gross up. For a description of the IRC Section 280G gross up, see page 46 in the CD&A.

Pension Benefits.    Under SCIRP, the qualified retirement plan for employees, in the event of a change in control, the benefits of an NEO hired before September 1, 2001, whose employment is terminated after a change in control are increased to provide for three years of additional service, subject to a reduction for service after a change in control. To the extent that the amount payable under SCIRP exceeds the amount available due to IRC limits, the remaining amount would be paid under the Pension Restoration Plan.

Under SERP, the Company’s mid-career supplemental executive retirement plan, after a change in control and a qualifying termination a participant becomes 100% vested in his or her SERP benefit (regardless of age). A participant’s service is increased by three years, subject to reduction for service after the change in control. For NEOs that are not retirement-eligible under SERP, a SERP involuntary termination benefit is calculated equal to the age 55 benefit accrued to the date of termination (including the three years of additional service) and then discounted to the date of termination. Benefits thus calculated are then offset by the discounted value of the SCIRP and Pension Restoration Plan benefits.

Equity Awards.    Under LTPEP II, if a change in control occurs, each outstanding stock option will become immediately and fully exercisable. For stock options granted before November 1, 2007, if there is a termination not for cause, the stock options will terminate ninety days following the termination date. For stock options granted on or after November 1, 2007, if there is a termination not for cause within two years of the change in control, the stock options will expire one year after the termination date; and if the termination occurs after the two year anniversary of the change in control, the stock options will expire ninety days following the termination date. Prior to December 2007, stock options were generally granted with an equal number of limited rights. The limited rights may be exercised during the seven-month period following the date of a change in control (or, if earlier, within the period starting on the date of a change in control and ending seventy days after the end of the calendar year in which the change in control occurs), and permit the holder to be paid in cash the appreciation on a stock option (the difference between the option price and highest trading price or price paid during a specified period) instead of receiving shares by exercising the option. The limited rights remain exercisable during the exercise period if the participant leaves as a result of a qualifying termination. All performance-based CSUs will fully vest if a change in control occurs. The CSUs that have been outstanding for more than one year will be paid out at the greater of target or in an amount in line with actual performance results. The CSUs that have been outstanding for less than one year will be paid out at target. Retention-based CSUs will also be paid out at target.

The following table reflects estimated payments to the NEOs that may be made upon termination or termination in the event of a change in control. The estimates are based on the following assumptions:

➢	The price of Sunoco stock is the price at the close on December 31, 2008 which was $43.46 per share; and

➢

Pension lump-sum values are based on the applicable segment interest rates being phased in under the Pension Protection Act passed by the U.S. Congress (one rate is used for the first 5 years; a second rate is used for years 5 through 20 and a third rate is used for years 20 and beyond).

Potential Payments Upon Termination or Termination in the Event of a Change in Control

Name	Scenario	Severance ($)		Additional Pension Benefits ($)		Accelerated Options[2] ($)	Accelerated Performance- Based CSUs[3] ($)	Accelerated Retention- Based CSUs ($)	280G Excise Tax and Gross-Up ($)[1]	Total ($)

L. L. Elsenhans	Resignation	0		0		0	0	0	0	0
	Involuntary Termination not for Cause	5,456,000		4,106		0	0	0	0	5,460,106
	Involuntary Termination for Cause	0		0		0	0	0	0	0
	Change in Control	8,184,000	[1]	1,399,069	[1]	2,282,698	3,860,986	4,930,133	9,883,968	30,540,854
T. P. Delaney	Resignation	0		0		0	0	0	0	0
	Involuntary Termination not for Cause	587,250		73,034		0	0	0	0	660,284
	Involuntary Termination for Cause	0		0		0	0	0	0	0
	Change in Control	851,115	[1]	161,388	[1]	100,491	340,918	0	0	1,453,912
R. W. Owens	Resignation	0		0		0	0	0	0	0
	Involuntary Termination not for Cause	1,269,900		0		0	0	0	0	1,269,900
	Involuntary Termination for Cause	0		0		0	0	0	0	0
	Change in Control	2,993,356	[1]	680,765	[1]	272,878	1,192,249	0	0	5,139,248
M. J. Thomson	Resignation	0		0		0	0	0	0	0
	Involuntary Termination not for Cause	1,101,375		0		0	0	0	0	1,101,375
	Involuntary Termination for Cause	0		0		0	0	0	0	0
	Change in Control	2,202,750	[1]	348,995	[1]	229,577	852,764	648,670	1,927,523	6,210,279
V. J. Kelley	Resignation	0		0		0	0	0	0	0
	Involuntary Termination not for Cause	1,417,500		374,859	[1]	0	0	0	0	1,792,359
	Involuntary Termination for Cause	0		0		0	0	0	0	0
	Change in Control	2,835,000	[1]	781,345	[1]	364,382	1,370,989	0	0	5,351,716

NOTES TO TABLE:

[1]	These amounts represent the amounts that would be payable in the event of a qualifying termination after a change in control.

[2]	These amounts represent the value that would be realized if accelerated stock options were exercised on December 31, 2008.

[3]	These amounts represent the amounts that would be payable in the event of a change in control.

DIRECTORS’ COMPENSATION

Director Compensation in 2008

The following table reflects the compensation earned by each independent director during fiscal year 2008. The CEO receives no additional compensation for his/her services as a director.

Name[1]	Fees Earned or Paid in Cash ($)[2]	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)[5]		Total ($)

R. J. Darnall[7]	140,500	100,000	—	—	—	13,701	[6]	254,201

G. W. Edwards	71,393	100,000	—	—	—	2,168		173,561

U. O. Fairbairn[7]	128,000	100,000	—	—	—	25,433		253,433

T. P. Gerrity	121,000	100,000	—	—	—	31,467		252,467

R. B. Greco	129,000	100,000	—	—	—	42,651		271,651

J. P. Jones, III	123,000	100,000	—	—	—	8,082		231,082

J. G. Kaiser[7]	121,500	100,000	—	—	—	24,586		246,086

R. A. Pew	121,000	100,000	—	—	—	1,052	[6]	222,052

G. J. Ratcliffe[7]	154,000	100,000	—	—	—	10,116	[6]	264,116

J. W. Rowe	113,000	100,000	—	—	—	20,707		233,707

J. K. Wulff	117,000	100,000	—	—	—	17,651		234,651

NOTES	TO TABLE:

[1]

J.G. Drosdick served as a non-executive Chairman of the Board from August 8, 2008 through December 31, 2008, following his retirement as CEO. The fees paid to him as non-executive Chairman totaling $237,097 are included in the “All Other Compensation” column in the Summary Compensation Table on page 49.

[2]

Directors are permitted to defer all or a portion of their fees under the Directors’ Deferred Compensation Plans (described below). The directors that deferred all or a portion of their cash retainers and/or fees during 2008 were: G. W. Edwards; J. P. Jones, III; J. W. Rowe; and J. K. Wulff. The directors that elected not to defer their cash retainers and/or fees were: R. J. Darnall; U. O. Fairbairn; T. P. Gerrity; R. B. Greco; J. G. Kaiser; R. A. Pew; and G. J. Ratcliffe. See footnote 3 regarding aggregate amounts deferred by the directors outstanding as of December 31, 2008.

[3]

The amount in this column is the dollar value of the Annual Restricted Share Credit provided to each director, which is automatically deferred, and the Retainer Stock award, which the directors may either take in stock or elect to defer in share units. The amount reflects the value of the shares on the date of grant. In 2008, the Annual Restricted Share Credit was $60,000; and the Retainer Stock award was $40,000. G. W. Edwards; J. P. Jones, III; J. W. Rowe; and J. K. Wulff elected to defer their Retainer Stock in 2008. The directors who elected not to defer the Retainer Stock Award in 2008 and received shares were: R. J. Darnall; U. O. Fairbairn; T. P. Gerrity; R. B. Greco; J. G. Kaiser; R. A. Pew; and G. J. Ratcliffe.

As of December 31, 2008, each director had the following aggregate number of share units accumulated in an account for their years of service as a result of the involuntary deferral of the Annual Restricted Share Credit under the Directors’ Deferred Compensation Plans, including share units for the dividend equivalents applied to the accounts: R.J. Darnall—3,294; G. W. Edwards—1,187; U. O. Fairbairn—8,414; T. P. Gerrity—27,535; R. B. Greco—12,340; J. P. Jones, III—2,507; J. G. Kaiser—21,574; R. A. Pew—1,187; G. J. Ratcliffe—3,608; J. W. Rowe—4,993; and J. K. Wulff—4,566.

As of December 31, 2008, the directors had the following aggregate number of share units accumulated in an account for their years of service as a result of voluntary deferrals of the Retainer Stock awards, cash retainers and/or fees, under the Directors’ Deferred Compensation Plans, including share units for the dividend equivalents applied to the accounts: R. J. Darnall—3,066; G. W. Edwards—2,594; U. O. Fairbairn—13,893; R. B. Greco—24,884; J. P. Jones, III—6,804; G. J. Ratcliffe—4,608; J. W. Rowe—15,085; and J. K. Wulff—11,186.

NOTES TO TABLE: (CONTINUED)

Under the transition rules of Section 409A of the IRC, Mr. Kaiser made a one-time election in December 2008 to take a distribution of 33% of his deferred accounts under Directors’ Deferred Compensation Plans I and II in June 2009.

For those directors who have not deferred their Retainer Stock awards, the number of shares received and outstanding are included in the Directors’ and Officers’ Ownership of Sunoco Stock table on page 20 of this proxy statement. Further, the share units in the deferred accounts referred to in this footnote 3 above are also included in the Ownership Table.

[4]

LTPEP II, as adopted, allowed for stock options to be awarded to directors. Stock options were awarded in May 2001 and May 2002 as part of the directors’ annual compensation package. At the time of the 2001 and 2002 awards, the exercise price was $18.20 and $17.62, respectively (as adjusted for the stock split in August 2005). In 2003, the Company discontinued granting stock options to the independent directors. Currently, two independent directors have outstanding stock options: U. O. Fairbairn—3,332; and J. G. Kaiser—6,492.

[5]

The amounts in this column include dividend equivalents earned on deferred compensation during 2008 (which are also included in the deferred share unit balances described in footnotes 2 and 3); and imputed income realized due to spousal travel on the Company aircraft for Mr. Ratcliffe.

[6]

In 2008, Messrs. Darnall, Pew and Ratcliffe received distributions from their deferred accounts pursuant to their one-time election under the transition rules relating to IRC Section 409A. Mr. Darnall received $464,577, Mr. Pew received $928,606, and Mr. Ratcliffe received $1,686,094. These amounts are not included in this column since they do not reflect compensation earned in 2008.

[7]	These individuals were chairs of committees during 2008.

Compensation Philosophy:    Sunoco’s Board of Directors believes that the compensation program for Sunoco’s independent directors should be designed to attract experienced and highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. The Governance Committee of the Board engages a third-party compensation consultant each year to advise it as to the “best practices” and emerging trends in director compensation. Since December 2007, the Governance Committee has engaged Semler Brossy Consulting Group, LLC as its independent compensation consultant. The compensation consultant benchmarks Sunoco’s director compensation compared to Sunoco’s peer group, the oil industry generally and general industry data. Directors have been compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of Sunoco’s shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. The following table summarizes the current compensation program for Sunoco’s independent directors.

Directors’ Compensation 2008-2009 Program Table

Type of Compensation	Value

Annual Retainer (Cash Portion)	$65,000

Annual Retainer (Stock-Based Portion)	$40,000

Annual Restricted Share Credit under Directors’ Deferred Compensation Plan	$60,000

TOTAL (excluding Committee Chair Retainer, Committee Chair Fee, and meeting fees)	$165,000

Annual Retainer for Committee Chair	$5,000

Committee Chair Fee (per meeting attended for which a director serves as chair)	$500

Board or Committee Attendance Fee (per meeting attended)	$2,000

A fee of $2,000 per day is also paid in cash for special meetings (e.g., strategic planning meetings, facility visits, annual meeting of shareholders). The Annual Restricted Share Credit is deferred. The directors may elect to defer their retainers and meeting fees.

Directors’ Deferred Compensation Plan I and II:    The Directors’ Deferred Compensation Plan I (previously, Directors’ Deferred Compensation Plan) and the Directors’ Deferred Compensation Plan II, or Plan I and Plan II, respectively, permit independent directors to defer a portion of their compensation. Plan I was amended in response to the American Jobs Creation Act of 2004 and the requirements of Section 409A of the IRC, and covers deferrals of compensation earned before January 1, 2005. No deferrals may be made under Plan I with respect to compensation earned after December 31, 2004. Plan II is effective for deferrals of compensation earned after December 31, 2004. Payments of compensation deferred under the Plans are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. Cash units accrue interest at a rate set annually by the Board of Directors and is based on Sunoco’s cost of borrowing. In 2008, the interest rate was 5.98%. A share unit is treated as if it was invested in shares of Sunoco common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. The Plans also provide for the annual crediting of restricted share units, which is a portion of the directors’ compensation package.

Directors’ Retainer Stock Plan:    The Retainer Stock Plan for independent directors allows for the payment of a portion of the independent directors’ annual retainer in stock. The retainer is granted to each director after the annual meeting. Any shares issued are restricted, prohibiting the transfer or sale of such shares for six months from the date of issue.

Long-Term Performance Enhancement Plan II:    LTPEP II provides that stock option awards under the plan may be made to independent directors of the Company. The stock options generally have a ten-year term. Prior to December 2008, stock options were exercisable two years after the date of grant. In 2003, the Company discontinued granting stock options to the Company’s independent directors.

The Directors’ Retainer Stock Plan and LTPEP II, which are equity compensation plans, were approved by the shareholders.

Directors’ Deferred Compensation and Benefits Trust:    In the event of a change in control, the Directors’ Deferred Compensation and Benefits Trust, or the Directors’ Trust, may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and arrangements, including Plan I and Plan II. Assets held by the Directors’ Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Business Expenses:    The directors are reimbursed for their business expenses related to their attendance at Sunoco meetings, including lodging, meals and transportation to and from board and committee meetings (e.g., commercial flights, trains, cars and parking). When traveling on Sunoco business, a director may occasionally be accompanied by his or her spouse. When a director is accompanied by a spouse to attend a Sunoco event/function, the travel expenses of the director’s spouse will be reimbursed. At times, a director may travel to and from Sunoco meetings on Sunoco corporate aircraft. If the director is accompanied by a spouse, the director will be imputed income for the spousal flight on the corporate aircraft, which amount is not grossed up for taxes. Sunoco currently has plans to divest its corporate aircraft. Directors are also reimbursed for attendance at qualified third-party director education programs.

Directors’ Stock Ownership Guidelines:    Each independent director is expected to own Sunoco common stock with a market value equal to at least $525,000. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held under Plan I and Plan II. New directors are allowed a five-year phase-in period to comply with the guidelines. As of December 31, 2008, all independent directors were in compliance with the guidelines except for Messrs. Darnall and Ratcliffe, due to the one-time distribution that they elected to take in 2008 pursuant to IRC Section 409A. Mr. Ratcliffe will not be standing for re-election due to Sunoco’s mandatory retirement age policy for directors, and Mr. Darnall will be reaching the mandatory retirement age in 2010.

In addition to the Director Stock Ownership Guidelines, director-nominees are required to own at least $2,000 worth of Sunoco common stock prior to standing for election as a director for the first time.

Sunoco directors are prohibited from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities.

Directors’ Compensation Program Beginning in May 2009

In order to simplify its directors’ compensation program, in March 2009, Sunoco’s Board of Directors approved a new “retainer-only” program, to be effective following the May 2009 Annual Meeting of Shareholders, and shareholder approval of the amended and restated Retainer Stock Plan for Outside Directors. For more detailed information on this Plan see page 26 of this proxy statement. Directors will no longer receive meeting fees. The new director retainer will be $230,000 annually, $95,000 (41%) to be paid in cash and $135,000 (59%) to be paid in the form of shares of Sunoco common stock. The Presiding Director, all Committee Chairs and Audit Committee members will receive an annual retainer for their service. Under the amended and restated Retainer Stock Plan for Outside Directors, the directors may elect to take all or a portion of their cash retainers in the form of stock. The table below summarizes the new structure of Sunoco’s director compensation program:

New Directors’ Compensation Program

BOARD SERVICE

Annual Retainer (Cash Portion)	$95,000

Annual Retainer (Stock Portion)	$135,000

TOTAL (excluding Committee Chair Retainers, Audit Committee Member Retainer and Presiding Director Retainer)	$230,000

COMMITTEE SERVICE

Annual Committee Chair Retainers:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$15,000
• Governance Committee Chair	$10,000
• Corporate Responsibility Committee Chair	$10,000

Annual Audit Committee Member Retainer	$10,000

Annual Presiding Director Retainer	$25,000

Directors’ & Officers’ Indemnification Agreements

Sunoco’s bylaws require that Sunoco indemnify its directors and officers, to the extent permitted by Pennsylvania law, against any costs, expenses (including attorneys’ fees) and other liabilities to which they may become subject by reason of their service to Sunoco. Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.

By Order of the Board of Directors,

Ann C. Mulé

Chief Governance Officer, Assistant General Counsel and Corporate Secretary

Philadelphia, PA

March 17, 2009

Exhibit A

SUNOCO, INC.

RETAINER STOCK PLAN FOR OUTSIDE DIRECTORS

(amended and restated, effective as of May 7, 2009)

SUNOCO, INC. RETAINER STOCK PLAN FOR OUTSIDE DIRECTORS

The purpose of this Sunoco, Inc. Retainer Stock Plan for Outside Directors is to provide competitive compensation for Board service and strengthen the commonality of interest between directors and shareholders by paying all or a portion of each Outside Director’s compensation for services as a director in the form of Common Stock.

ARTICLE I

Definitions

As used herein, the following terms shall have the meanings set forth below:

1.01. “Annual Meeting”    shall mean the Annual Meeting of Shareholders of Sunoco, Inc.

1.02. “Board”    shall mean the Board of Directors of Sunoco, Inc.

1.03. “Chairman”    shall mean the Chairman of the Board of Directors of Sunoco, Inc.

1.04. “Common Stock”    shall mean Sunoco, Inc. common stock.

1.05. “Company”    shall mean Sunoco, Inc., a Pennsylvania corporation.

1.06. “Effective Date”    shall mean the date of the Company’s 2009 Annual Meeting of Shareholders, which is expected to occur on May 7, 2009; provided the Plan is approved by shareholders at the 2009 Annual Meeting.

1.07. “Outside Director”    shall mean any member of the Company’s Board of Directors who is not also an employee of the Company or any of its subsidiaries.

1.08. “Participant”    shall mean each individual who: (a) is an Outside Director on the Effective Date, or becomes an Outside Director thereafter during the term of this Plan; and (b) receives Common Stock under the terms of this Plan.

1.09. “Plan”    shall mean this Sunoco, Inc. Retainer Stock Plan for Outside Directors, as it may be amended from time to time.

1.10. “Stock Retainer”    shall mean the annual retainer paid to each Participant under this Plan, in the form of shares of Common Stock, as partial compensation for such Participant’s service as an Outside Director. The aggregate annual dollar amount of such retainer shall be determined each year, immediately following the Company’s Annual Meeting.

ARTICLE II

Administration

The Board shall administer this Plan. The Chairman shall have responsibility to interpret conclusively the provisions of this Plan and decide all questions of fact arising in its application; provided, however, that if the matter involves the Chairman as a Participant, such matter shall be resolved by the Board. Such determinations shall be final and binding on the Company and each Participant. Determinations made with respect to any Participant shall be made without the involvement of such Participant.

ARTICLE III

Eligibility; Stock Retainer

3.01. Eligibility.    Each Outside Director shall be eligible to participate in this Plan.

3.02. Stock Retainer.    Commencing on the Effective Date, and annually thereafter, immediately following such year’s annual meeting of shareholders, the amount of the annual Stock Retainer will be determined, and will be paid to each Participant in four approximately equal quarterly installments during the months of March, June, September and December.

(a) Calculation. The number of shares of Common Stock to be paid quarterly to each Participant shall be determined by dividing the Stock Retainer quarterly installment cash amount by the average closing price of the Company’s Common Stock, on the New York Stock Exchange (as reflected in the consolidated trading tables of the Wall Street Journal under the caption “New York Stock Exchange Composite Transactions” or any other publication or reference selected by the Board) for the ten- (10-)day period prior to the date on which the quarterly installment payment is due. If there is no sale of shares of Common Stock on the New York Stock Exchange during such period, then the applicable value of the shares of Common Stock shall be as determined in good faith by the Board by the reasonable application of a reasonable valuation method; provided, however, that in no event shall the value so determined for any share of Common Stock be less than its par value. Fractional shares shall be adjusted by rounding up to the nearest whole share.

(b) Proration. In the event any Outside Director is elected by the Board to fill a vacancy between Annual Meetings, or terminates service as an Outside Director between Annual Meetings, such Outside Director shall participate in this Plan and shall receive an aggregate number of shares of Common Stock representing a pro rata portion of the applicable annual Stock Retainer, with such pro-ration based on the time of service as an Outside Director during such annual period.

(c) Payment. The Company shall, at the Company’s discretion: (i) cause a stock certificate to be issued and delivered to each Participant, registered in such Participant’s name; or (ii) register such shares on the books and records of the Company in the name of such Participant (“book-entry registration”) as a holder of such shares. Participants shall not be deemed for any purpose to be, or to have any rights as, shareholders of the Company with respect to any shares of Common Stock delivered under this Plan, except as and when certificates are issued or such shares have been registered by book-entry registration, as applicable. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of such stock certificate issuance or book-entry registration.

(d) Deferral of Payment. Notwithstanding anything herein contained, prior to the beginning of a calendar year for which services are to be performed to which quarterly installment payments of the Stock Retainer are attributable, a Participant may elect to defer such payment in the form of Share Units under the Sunoco, Inc. Directors’ Deferred Compensation Plan II, or any successor plan.

(e) Adjustments. In the event of a stock dividend, stock split, re-capitalization, merger, consolidation, combination, exchange of shares, spin-off, liquidation, reclassification or other similar change in the capitalization of the Company, such automatic substitution or adjustment shall be made in the number and type of shares issuable under this Plan as the Board determines shall cause an equitable adjustment under this Plan, in proportion to the effect of such change to the Common Stock generally. In the event of a change in the Common Stock as presently constituted, which change is limited to a change of all of the authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of this Plan. Any adjustments determined by the Board shall be final, binding and conclusive.

3.03. Cash Retainers Payable in Common Stock.    Each Outside Director also may elect to receive, in the form of additional shares of Common Stock to be issued under this Plan, all or a portion of any applicable cash retainer otherwise payable to such Outside Director, whether or not on account of such Outside Director’s service on the Audit Committee of the Board, or as a chair of any of the standing committees of the Board, or as Presiding Director of the Board.

(a) The aggregate annualized amount of any cash retainers that an Outside Director elects to receive in the form of Common Stock shall be payable in four approximately equal quarterly installments, subject to the provisions of Section 3.02.

(b) The election under this Section 3.03 to have cash retainers payable in Common Stock shall be made prior to the beginning of a calendar year for which services are to be performed to which quarterly installment payments of cash retainers are attributable; provided, however, that, with respect to quarterly installments of cash retainers otherwise payable in 2009, any Outside Director who has not elected for 2009 to defer any cash retainer or Stock Retainer may elect, prior to the 2009 Annual Meeting, with respect to quarterly installment payments of cash retainers that are attributable to services to be performed during the period beginning with the 2009 Annual Meeting and ending December 31, 2009, to receive, in the form of additional shares of Common Stock to be issued under this Plan, all or a portion of any applicable cash retainer otherwise payable to such Outside Director.

ARTICLE IV

Miscellaneous

4.01. Regulatory Compliance; Listing.    The issuance or delivery of any shares of Common Stock may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

4.02. Amendment.    The Board may, without further action by the shareholders and without further consideration to the Company, amend this Plan or condition or modify the payment of any Common Stock delivered hereunder, in response to changes in applicable law, regulation and/or legal or regulatory interpretation, or to comply with relevant exchange trading requirements. Additionally, the Board may, from time to time, amend this Plan or any provisions thereof, without further action by the shareholders except that no amendment or modification of this Plan shall be effective without shareholder approval at any time at which such approval is required, either by: (a) applicable rules of the securities exchange on which the Company’s Common Stock is then principally traded, or (b) Rule 16b-3.

4.03. Nomination of Directors.    Nothing in this Plan shall obligate any eligible Outside Director, or Participant, to continue as a director of the Company, or to accept any nomination for a future term as such a director, or require the Company to nominate or cause the nomination of any eligible Outside Director, or Participant, for a future term as a director of the Company.

4.04. Tax Withholding.    The Company shall be entitled to withhold and deduct from any amounts due from the Company to a Participant, all legally required amounts necessary to satisfy any federal, state or local withholding taxes arising directly or indirectly in connection with the Plan, and the Company may require the Participant to remit promptly to the Company the amount of such taxes before taking any future action with respect to any payment hereunder. The Board may authorize the

Company to withhold such taxes through a reduction in the number of shares of Common Stock delivered to the Participant or a return by the Participant of shares of Common Stock then held by the Participant. The number of shares withheld or delivered pursuant to this Section shall be valued by the Board as set forth in Section 3.02(a).

4.05. Shares Available.    Subject to adjustments pursuant to Section 3.02(e) hereof, the maximum number of shares of Common Stock that may be issued under this Plan shall be two hundred and fifty thousand (250,000) shares, now five hundred thousand (500,000) shares, as a result of the two-for-one split of the Company’s Common Stock on August 1, 2005. The shares of Common Stock issuable under the Plan may be taken from treasury shares of the Company, or may be purchased on the open market.

4.06. Effect of Payment.    From and after the date of issuance of shares of Common Stock hereunder, the Participant shall be entitled to all rights of a shareholder with respect to Common Stock for all such shares issued in his or her name, including the right to vote the shares, and the Participant shall receive all dividends and other distributions paid or made with respect thereto.

4.07. Acceptance of Terms.    The terms and conditions of this Plan shall be binding upon the heirs, beneficiaries and other successors in interest of Participant to the same extent that said terms and conditions are binding upon the Participant.

4.08. Termination.    The Board may terminate the Plan at any time by a vote of a simple majority of the members thereof; provided, however, that, without the prior written consent of the Participant, no such termination shall affect adversely the rights of any Participant or beneficiary thereof with respect to any Common Stock amounts earned and payable, but not yet paid, to such Participant prior to such termination.

4.09. Severability.    In the case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect, the remaining provisions shall be construed in order to effectuate the purposes hereof and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

4.10. Governing Law.    THIS PLAN SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Sunoco, Inc.

Visit our web site

www.SunocoInc.com

002CS18040

C123456789

000004

MR A SAMPLE

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000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern U.S. Time, on May 6, 2009.*

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/SUN

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the UnitedStates, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

* SunCAP participants please refer to reverse side.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

123456

C0123456789

12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends a vote FOR Proposals (1), (2) and (3).

1. Election of Directors:

01 - R.J. Darnall

02 - G.W. Edwards

03 - L.L. Elsenhans

04 - U.O. Fairbairn

05 - T.P. Gerrity

06 - R.B. Greco

07 - J.P. Jones, III

08 - J.G. Kaiser

09 - J.W. Rowe

10 - J.K. Wulff

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01020304050607080910

2. Approval of the amended and restated Sunoco, Inc. Retainer Stock Plan for Outside Directors.

For

Against

Abstain

3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2009.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance Please check ONLY if you plan to attend the 2009 Annual Meeting. Admission tickets are required and will be mailed to you.

C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Important notice regarding availability of proxy materials for the Annual Meeting of Shareholders to beheld on May 7, 2009 at 9:30 a.m. The proxy statement and Annual Report on Form 10-K are available at www.edocumentview.com/SUN. In order to allow the SunCAP Trustee adequate time to vote the shares held in that plan, voting instructions from SunCAP participants must be received no later than 9:30 a.m. Eastern U.S. Time on Tuesday, May 5, 2009.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Sunoco, Inc.

1735 Market Street

Suite LL

Philadelphia, PA 19103-7583

THIS PROXY AND VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNOCO, INC. FOR THE MAY 7, 2009 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

The undersigned appoints L.L. ELSENHANS and A.C. MULÉ and each of them, with full power of substitution, as proxies and attorneys-in-fact (the “Proxies”) to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2009 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). For additional explanatory information, see the “Questions and Answers” section of the accompanying proxy statement.

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the matter designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR proposals (1), (2) and (3). SunCAP shares will be voted in accordance with the terms of that plan.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.